UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LEAPFROG ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEAPFROG ENTERPRISES, INC.
6401 Hollis Street, Suite 100
Emeryville, California 94608-1463

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, June 5, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Tuesday, June 5, 2012 at 9:00 a.m. pacific daylight time at our headquarters located at 6401 Hollis Street, Suite 100, Emeryville, California.

Proposals to be considered at the annual meeting:

1.	Election of our board’s eight nominees for director to serve for the ensuing year and until their successors are elected.
2.	Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.
3.	Approval of an amendment to the LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is April 11, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We are providing our stockholders with access to the proxy materials over the Internet using the “Notice and Access” delivery model established by the Securities and Exchange Commission. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about April 19, 2012, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Robert L. Lattuga
Vice President and General Counsel

Emeryville, California
April 19, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2012 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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6401 Hollis Street, Suite 100
Emeryville, California 94608-1463

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

As we have done in previous years, under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice and, as required, any other printed proxy materials, on or about April 19, 2012 to all stockholders of record entitled to vote at the 2012 annual meeting of stockholders, or annual meeting.

Why are these proxy materials being made available?

We are providing you with these proxy materials because the board of directors of LeapFrog Enterprises, Inc. (which we refer to in this proxy statement as LeapFrog, the Company, we or us) is soliciting your proxy to vote at the annual meeting. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or, if you receive a paper copy of the proxy statement, by completing, signing and returning a paper proxy card.

How do I attend the annual meeting?

The meeting will be held on Tuesday, June 5, 2012 at 9:00 a.m. pacific daylight time at our headquarters located at 6401 Hollis Street, Suite 100, in Emeryville, California. Directions to the annual meeting may be found at www.leapfrog.com under About Us — Contact Us.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 11, 2012 will be entitled to vote at the annual meeting. On the record date, there were 55,623,814 shares of Class A common stock and 11,113,354 shares of Class B common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

If, on April 11, 2012, your shares of LeapFrog’s Class A common stock were registered directly with American Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or your shares of LeapFrog’s Class B common stock were registered directly with LeapFrog, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote your proxy via the Internet or by requesting a printed copy of the proxy materials and returning the enclosed proxy card.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 11, 2012, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote and for which we are soliciting your proxy:

1.	Election of our board’s eight nominees for director.
2.	Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.
3.	Approval of an amendment to the LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan, or 2011 EIP.

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm and the proposal to amend the 2011 EIP, you may vote “For” or “Against” the proposal or abstain from voting.

How do I vote?

The procedures for voting are as follows:

  Voting via the Internet

•	You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

  Voting by Mail

•	You can vote your shares by mail by requesting that a printed copy of the proxy materials be sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.

What if I return a proxy card or otherwise complete a ballot or give voting instructions but do not make specific choices?

If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director, “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012 and “For” approval of the amendment to the 2011 EIP. The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notice and vote your shares for each name or account to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;
•	You may grant a subsequent proxy through our Internet voting site;
•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463; or
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent that holds your shares in street name.

If your shares are held by your broker, bank or another agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2012 to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between February 2, 2013 and March 4, 2013. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are broker non-votes? How do I vote if I hold my shares in street name?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to routine “discretionary” items, but not with respect to “non-discretionary” items under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, elections of directors are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in the election of directors unless they receive instructions from the beneficial owners of the shares.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees.

With respect to the ratification of Ernst & Young and the approval of the amendment to the 2011 EIP, the inspector of election will separately count “For” and “Against” votes. Abstentions will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for the proposal.

How many votes are needed to approve each of the proposals?

•	Proposal 1 — Election of our eight nominees for director. The eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.
•	Proposal 2 — Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2012. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
•	Proposal 3 — Approval of an amendment to the 2011 EIP. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there is present in person or represented by proxy the holders of outstanding shares of Class A and Class B common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of Class A and Class B common stock voting together as a class. On the record date, there were 55,623,814 shares of Class A common stock outstanding and 11,113,354 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total 166,757,354 votes. Thus, holders of shares representing at least 83,378,678 votes must be present in person or represented by proxy at the meeting to have a quorum.

Shares that are voted in person or by proxy are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes will also be counted for purposes of calculating whether a quorum is present at the annual meeting. If there is no quorum, the holders of shares representing a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our Class A common stock, you have one vote for each share of Class A common stock you owned as of April 11, 2012, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you owned as of April 11, 2012.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, the number of authorized directors on our board of directors immediately following the 2012 annual meeting has been fixed at eight by a resolution of our board of directors. There are eight nominees for director at this annual meeting. Stockholders cannot submit proxies voting for a greater number of persons than the eight nominees named in this Proposal One. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog. Each of these nominees was elected by the stockholders except for Randy O. Rissman, who was appointed by our board of directors on August 11, 2011.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by our board of directors and the nominating and corporate governance committee. Each person nominated for election has agreed to serve if elected. LeapFrog has no reason to believe that any nominee will be unable to serve.

Nominees

The following table sets forth information as of March 31, 2012 with respect to the nominees for election to our board of directors:

Name	Age	Position/Office Held with LeapFrog
John Barbour	52	Chief Executive Officer and Director
William B. Chiasson	59	Chairman of the Board
Thomas J. Kalinske	67	Vice Chairman of the Board
Paul T. Marinelli	44	Director
Stanley E. Maron	63	Director
E. Stanton McKee, Jr.	67	Director
Randy O. Rissman	64	Director
Caden C. Wang	59	Director

Our board and the nominating and corporate governance committee seek to assemble a board that possesses a diversity of background and experience in areas relevant to our business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting and nominating members who complement and strengthen the skills of other members and who possess the highest personal and professional ethics, integrity and values and have demonstrated excellence in his or her field, have the ability to exercise sound business judgment and have the commitment to rigorously represent the long-term interests of the Company’s stockholders. The brief biographies below include information regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the committee to believe that, as of the date of this proxy statement, that nominee should continue to serve on the board. However, each of the members of the committee may have a variety of reasons why he or she believes a particular person would be an appropriate board member, and these views may differ from the views of other members.

John Barbour has served as our Chief Executive Officer and as a member of our board of directors since March 2011. Prior to joining LeapFrog, he served as President of the GameHouse division of RealNetworks, Inc., a digital media company, from October 2008 to August 2010. From October 2006 to October 2008, Mr. Barbour served as the Managing Partner of Volta Capital, LLC, a strategy and investment consulting firm. From 1999 to June 2006, Mr. Barbour served in various capacities for Toys “R” Us, Inc., a retailer of children’s toys and products. He served as President, Toys “R” Us U.S. from August 2004 to June 2006, as

President, Toys “R” Us International and Chairman, Toys “R” Us Japan from February 2002 to August 2004, and President and Chief Executive Officer of toysrus.com from 1999 to 2002. Mr. Barbour has also held senior level positions with Hasbro, Inc., Oddzon Products Inc., and Universal Matchbox Group, Ltd. Mr. Barbour holds a B.Sc. in Chemistry, with Honors, from the University of Glasgow.

Mr. Barbour’s in-depth knowledge and experience, both in the U.S. and globally, with the products, technologies, distribution channels, and consumer preferences in our core markets provides considerable value and expertise to the board of directors. He has spent 25 years building global consumer and Internet businesses in both traditional retail and direct-to-consumer environments. He has knowledge and experience with how our largest customers operate, having led the successful turnaround of the Toys “R” Us U.S. and International divisions. He also has leadership experience at other world class toy companies such as Hasbro, Russ Berrie and Matchbox. His online toy and gaming experience, building toysrus.com into a leading global online retailer of toys and while at the GameHouse Division of Real Networks, brings an experienced perspective necessary to the board of directors in Internet and e-commerce issues, an area that is of strategic importance to the Company.

William B. Chiasson has served as a member of our board of directors since March 2010 and as the Chairman of our board of directors since March 2011. Previously, Mr. Chiasson served as our Chief Executive Officer from September 2010 to March 2011, as President and Chief Executive Officer from March 2010 to September 2010 and as Chief Financial Officer from November 2004 to February 2010. Prior to joining LeapFrog, he served as Senior Vice President and Chief Financial Officer of Levi Strauss & Co., a marketer of apparel, from August 1998 to December 2003. From January 1988 to August 1998, Mr. Chiasson served in varying capacities with Kraft Foods, Inc., a division of Phillip Morris Companies and a manufacturer and seller of branded foods and beverages, most recently as Senior Vice President, Finance and Information Technology. From June 1979 to January 1988, Mr. Chiasson served in varying capacities with Baxter Healthcare, most recently as its Vice President and Controller for the Hospital Group. Mr. Chiasson received his B.A. from the University of Arizona and his M.B.A. from the University of Southern California.

Mr. Chiasson’s ongoing leadership role at LeapFrog contributes a deep understanding of our day-to-day operations to the board of directors. He brings many years of experience with branded consumer products companies through his experience at LeapFrog, Levi Strauss & Co. and Kraft Foods, Inc. Also, his long service as a public-company executive officer gives him extensive knowledge of and experience with business operations and strategy, including compensation and corporate governance matters, finance and accounting issues, regulatory requirements, and risk awareness and management. Mr. Chiasson also offers substantial finance and strategy experience, having served as our Chief Financial Officer and as the Chief Financial Officer of Levi Strauss & Co., and in other senior financial roles at other public companies.

Thomas J. Kalinske has served on our board of directors since September 1997, and has served as the Vice Chairman of our board of directors since July 2006. He was the Chairman of our board of directors from September 1997 to February 2004. Mr. Kalinske served as our Chief Executive Officer at two different times, first from September 1997 to March 2002 and again from February 2004 to July 2006. From April 2007 to May 2008, Mr. Kalinske served as Chief Executive Officer of cFares, Inc., an online meta search company. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America, a leading video game and entertainment company. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group, a manufacture of games, toys and children’s vehicles, from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc., a leading toy manufacturer and public company. Mr. Kalinske has served as Chair of the Toy Manufacturers Association of America and, in 1997, he was inducted into the Toy Industry Hall of Fame. Mr. Kalinske served as a director on the board of directors of Blackboard Inc., a publicly held company that provided enterprise learning software applications, from April 2007 until its acquisition in October 2011. He has served on the board of directors and audit committee of Cambium Learning Group, Inc., a publicly held company that provides research-based learning solutions for at-risk and special student populations, since February 2010. Mr. Kalinske also serves as Executive Chairman of the board of directors of Moonshoot, a privately held developer of online English language learning games for non-English speaking children. Mr. Kalinske earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona.

Mr. Kalinske has been a leader in a number of technology, toy and education companies, and brings extensive experience with electronic gaming and toys to LeapFrog and its board of directors. He has extensive experience in the toy industry, having served as Co-Chief Executive Officer of Mattel, and as chair of the Toy Manufacturer’s Association of America, and having later served as our Chief Executive Officer and Chairman. In addition, Mr. Kalinske has served in various leadership positions within LeapFrog since its inception. He brings to the board a deep understanding of the LeapFrog business and organization, and extensive experience in the areas of technology, toys, gaming and educational ventures, all areas that align closely with LeapFrog’s continuing strategic focus on technology-based multimedia learning platforms. His background in relevant industries and his long career of leadership as a director and as an officer of various companies, including as a director for multiple public companies provides the board with pertinent strategic and business insight. Mr. Kalinske is an independent director under Section 303A.02 of the NYSE listing standards.

Paul T. Marinelli has served as a member of our board of directors since March 2009. Mr. Marinelli has served as Vice President of Lawrence Investments, LLC, or Lawrence Investments, a private equity investment firm that is controlled by Lawrence J. Ellison, since May 2004. From September 1999 to May 2004, he held the position of Corporate Development Group Director at Cadence Design Systems, an electronic design automation software and services company, where he managed several dozen acquisitions and strategic investments. Prior to 1999, Mr. Marinelli held various financial roles at PricewaterhouseCoopers, a global professional services firm, AlliedSignal, an aerospace, automotive and engineering company, and EMCON, an environmental engineering firm. Mr. Marinelli earned a B.S. from the University of California, Berkeley, and an M.B.A. from Cornell University. Mr. Marinelli has served as a member of our nominating and corporate governance committee since March 2009.

Mr. Marinelli’s educational background and experience in finance and business development at various companies, including a major auditing firm, provide the board with extensive expertise in matters such as mergers and acquisitions and financings. In addition, Mr. Marinelli’s experience at Cadence Design Systems gives him insight into and experience at a technology-based business, which aligns with LeapFrog’s significant technology focus. Mr. Marinelli’s service as Vice President of Lawrence Investments also enables him to represent our stockholders and serve as a liaison between the board and one of our major stockholders.

Stanley E. Maron has served as a member of our board of directors since September 1997. Since 1994, Mr. Maron has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger (now Buchalter Nemer), serving at the firm from 1975 to 1994. Mr. Maron currently serves as a director of Heron International, a privately held European real estate development company, and also serves as an officer and director of privately held companies affiliated with Knowledge Learning Corporation, a for-profit provider of early child care learning. Mr. Maron was previously a director of Nextera Enterprises, Inc., a consumer products company, until 2008. Mr. Maron earned a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron has served on our audit committee since July 2006, and on our compensation and nominating and corporate governance committees since May 1, 2008.

Mr. Maron’s long tenure on our board of directors contributes continuity and a detailed understanding of LeapFrog’s business and industry to our board of directors and the three committees on which he serves. His ongoing work as a senior corporate and tax attorney gives him legal expertise and experience that are valuable to the board when analyzing issues that involve such legal considerations. His experience serving as a director of LeapFrog and other companies has also provided him with valuable knowledge regarding accounting and financial reporting matters. In addition, his experience as a corporate lawyer and his service as a director of other companies provides him with a broad perspective on corporate governance practices for boards of directors, knowledge and experience with board duties and responsibilities in the context of major corporate transactions and the phases of corporate existence, and insight into trends and best practices for areas like compensation and benefits, risk management and talent development. Mr. Maron is an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee. In addition, Mr. Maron qualifies as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, which allows him to be part of our performance compensation award subcommittee, as discussed below under “Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee.”

E. Stanton McKee, Jr. has served as a member of our board of directors since November 2003. From 1989 until his retirement in November 2002, Mr. McKee served in various positions at Electronic Arts Inc., a developer and publisher of interactive entertainment and a public company, most recently as Executive Vice President and Chief Financial and Administrative Officer. From 1982 to 1989, Mr. McKee was Chief Financial Officer of Digital Research, Inc., a privately held developer of operating systems, computer languages and applications. Mr. McKee also served in the consulting division of Arthur Andersen for seven years. Mr. McKee served on the board of directors and as Chair of the audit committee of ArcSight, Inc., a publicly held company that provided security and compliance management software and appliances to government and commercial entities, from February 2005 until its acquisition by Hewlett Packard in 2010. Mr. McKee has served on numerous private company and joint venture boards and currently serves on the board of a private company. Mr. McKee earned a B.A. and an M.B.A. from Stanford University. Mr. McKee has served as the Chair of our audit committee since November 2003 and as a member of our compensation committee since July 2009.

Mr. McKee has extensive financial reporting, financial transaction, investor relations, and general financial and management experience, having served as a chief financial officer for more than 20 years, including more than 13 years with a publicly held company. He has also had responsibility for manufacturing, supply chain, and some international operations, all of which are components of LeapFrog’s business. He has extensive experience with mergers and acquisitions and strategic transactions having been responsible for corporate development for a number of years at Electronic Arts Inc., executing many acquisitions, investments and joint ventures, both domestically and internationally, in addition to his chief financial officer duties. His experience in the electronic game business, including both content development and retail distribution oversight, has direct applicability to LeapFrog’s business. He is a financial expert as defined in applicable SEC rules, and the chairman of our audit committee based on his education and substantial experience in the field. His work at Electronic Arts and his service on the boards of directors of several companies give him broad-based knowledge in corporate governance, compensation and financial matters currently faced by companies operating in industries similar to LeapFrog’s. Mr. McKee is an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee. In addition, Mr. McKee qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, which allows him to be part of our performance compensation award subcommittee, as discussed below under “Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee.”

Randy O. Rissman has served as a member of our board of directors since August 2011. Mr. Rissman is currently managing director of Leo Capital Holdings, LLC, a venture capital fund he founded in 2000, which makes early stage investments in technology and media-based companies focused on consumer Internet and mobile applications. From 2005 to 2010, he was a director of 4Kids Entertainment, Inc., an American film and television production company. From 1978 to 1998, Mr. Rissman served as Chief Executive Officer of Tiger Electronics, Inc., an early pioneer of children’s electronic gaming he co-founded, which was sold to Hasbro, Inc. in 1998. Mr. Rissman currently serves on the board of several private companies in which Leo Capital Holdings has made an investment. Mr. Rissman holds a bachelor’s degree from the University of Michigan and an M.B.A. from the Harvard Business School.

Mr. Rissman brings deep experience in manufacturing and marketing branded children’s products, including 20 year’s experience as chief executive officer of Tiger Electronics, Inc. His long service within the toy industry gives him extensive knowledge of and experience with business operations and strategy, including strategic planning, compensation plans, and sales and marketing. Mr. Rissman also offers substantial content and production experience, having served as a director of 4Kids Entertainment, Inc. and in other senior roles at privately funded companies focused on children’s content. Mr. Rissman was recommended to the board of directors by Mr. Kalinske, a non-management director. Mr. Rissman is an independent director under Section 303A.02 of the NYSE listing standards.

Caden C. Wang has served as a member of our board of directors since April 2005. From June 1999 until his retirement in December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Moët Hennessy Louis Vuitton S.A. Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS Group Limited, a leading luxury retailer catering to the traveling public, Gump’s Corp., a luxury home furnishings and home décor retailer, and Cost Plus, Inc., a chain of specialty import/retail stores. Since October 2003, Mr. Wang has served on the board of directors of bebe stores, inc., a publicly held company that designs, develops and produces women’s apparel and accessories, chairs its audit committee and is a member of its nominating and corporate governance committee. From August 2005 through August 2007, Mr. Wang served on the board of directors of Fossil, Inc., a publicly held company that designs, develops, markets and distributes fashion-related consumer products, and was a member of its audit committee, nominating and corporate governance committee and a special committee advising on option backdating. He earned a B.A. and an M.B.A. from the University of California, Los Angeles. Mr. Wang has served as a member of our audit committee since April 2005 and a member of our nominating and corporate governance committee since November 2006 (and as the Chair since March 2009). He also served as a member of our compensation committee from March 2009 until July 2011, and previously as a member and the Chair of our compensation committee from April 2005 to November 2006.

Mr. Wang has extensive accounting, financial reporting and finance experience, having served as the chief financial officer of various private companies during his career and as the chair of the audit committee of a public company. He is a financial expert, as defined in applicable SEC rules, based on his formal education and substantial experience in the field. Mr. Wang’s experience as an executive officer of various consumer products and retail companies and as a director of multiple public companies gives him broad-based experience in corporate governance, compensation and financial matters currently faced by public consumer products companies. In addition, Mr. Wang brings extensive knowledge of and experience with business operations and strategy from his service with these companies, including international operations. Mr. Wang is an independent director under Section 303A.02 of the NYSE listing standards and he qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, which permits him to serve on the audit committee.

Required Vote

The eight nominees receiving the highest number of “FOR” votes shall be elected as directors. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the eight nominees in this Proposal One if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

Recommendation

The Board of Directors recommends a vote FOR each named nominee.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young has audited our consolidated financial statements since September 1997. Representatives of Ernst & Young are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our 2012 financial statements, we expect to enter into an engagement agreement with Ernst & Young that will set forth the terms by which Ernst & Young would perform audit services for us, including responsibilities of Ernst & Young and management in the conduct of the audit and estimated fees. Our engagement agreements with Ernst & Young are typically subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed or to be billed to us for services performed for the fiscal years ended December 31, 2011 and 2010, by Ernst & Young, our independent registered public accounting firm.

	Fiscal Year (in thousands)
	2011	2010
Audit Fees	$840	$1,142
Audit-Related Fees	16	—
Tax Fees	76	70
All Other Fees	—	—
Total Fees	$932	$1,212

All services provided by Ernst & Young for the fiscal years ended December 31, 2011 and 2010 were approved by the audit committee.

  Audit Fees

The aggregate fees billed or expected to be billed by Ernst & Young for financial audit services totaled approximately $0.8 million for 2011 and $1.1 million for 2010.

  Audit-Related Fees

There were $16,000 in audit-related fees paid to Ernst & Young in 2011, corresponding to fees for auditor consents prepared in connection with two registration statements filed by the Company during the year. For 2010, there were no fees for audit-related services other than the audit fees specified above.

  Tax Fees

The aggregate fees billed by Ernst & Young for tax services were $75,710 for 2011 and $70,419 for 2010, and included a review of our U.S. federal and California state tax returns. In addition, our 2011 fees also included a study of our 2010 research and development credits and our 2010 fees included a study of our 2009 research and development credits.

  All Other Fees

There were no other fees paid to Ernst & Young in 2011 and 2010.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

The audit committee’s charter requires it to pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As permitted by the charter, the audit committee has delegated to the Chair of the audit committee, Mr. E. Stanton McKee, Jr., the authority to grant such pre-approvals, provided that all approvals made by the Chair are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young, the audit committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young in 2011 and 2010 was compatible with maintaining the registered public accounting firm’s independence.

Required Vote

Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires a “FOR” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to pass. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “FOR” ratification of the appointment of Ernst & Young.

Recommendation

The Board of Directors recommends a vote FOR Proposal Two.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO THE LEAPFROG ENTERPRISES, INC.
2011 EQUITY INCENTIVE PLAN

On March 30, 2012, the board of directors adopted, subject to stockholder approval, an amendment to the LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan, or the 2011 EIP. The amendment to the 2011 EIP makes the following changes:

•	increases the number of shares of Class A common stock reserved for issuance under the 2011 EIP by 2.7 million shares. These shares are in addition to the shares otherwise currently available for awards under the 2011 EIP and any shares subject to awards issued under the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan, or the Prior Plan, which are forfeited or otherwise returned to the share reserve of the 2011 EIP.
•	decreases the number of returning shares eligible to be included in the share reserve of the 2011 EIP by 1,508,447 shares. These shares correspond to shares which, at the time of the approval of the 2011 EIP, were subject to outstanding awards under the Prior Plan and were eligible to be added to the share reserve of the 2011 EIP, but which awards have since been exercised.
•	eliminates the fungible share reserve, so that all stock awards granted under the 2011 EIP count against the share reserve of the 2011 EIP on a 1:1 basis.

BACKGROUND

Equity Compensation Philosophy at LeapFrog

We believe that equity incentive awards are an effective way to attract and retain talented employees, to motivate and reward them for outstanding company and individual performance, and to align their interests with those of our stockholders. Having sufficient shares available under the 2011 EIP is critical to our ongoing effort to build stockholder value through retaining and motivating such employees. Like all technology companies, we actively compete for highly qualified employees. Traditionally, stock options have been the primary focus of our equity program. The potential value of stock options is realized only if our share price increases, and so we believe stock options provide a strong incentive for individuals to work to grow our business and build stockholder value, and are most attractive to individuals who share our entrepreneurial spirit. In addition, we have also granted RSUs in recent years in order to attract and retain employees. For a discussion of our executive compensation philosophy, see “Compensation Discussion and Analysis.”

Retiring of the 2002 Non-Employee Director Stock Award Plan

In the past, we have generally issued equity to our non-employee directors out of our 2002 Non-Employee Directors’ Stock Award Plan, or NEDSAP. Currently, the trend is for corporations of our size to issue all of their equity awards out of one plan to, among other things, ease the administrative and reporting burden associated with having two equity plans. There are currently 57,000 shares available for issuance under the NEDSAP. When all of the shares available for issuance under the NEDSAP have been awarded, our board of directors intends to suspend the NEDSAP such that no further grants will be made therefrom, and instead issue grants to non-employee directors under the 2011 EIP.

Reduction in Number of Shares from Prior Plan Eligible for Inclusion in 2011 EIP Share Reserve

The 2011 EIP replaced the Prior Plan. The Company has not issued any new awards under the Prior Plan since the adoption of the 2011 EIP. However, all stock awards outstanding under the Prior Plan at the time of the adoption of the 2011 EIP are still subject to the terms and conditions of the Prior Plan.

When it was approved, the share reserve of the 2011 EIP included up to 6,376,278 shares of Class A common stock (the “Returning Shares”) which were subject to outstanding stock awards granted under the Prior Plan but were eligible to return to the 2011 EIP share reserve if such outstanding stock award expired or terminated for any reason prior to exercise or settlement or if the shares were forfeited because of the failure to meet a contingency or condition required to vest such shares or were reacquired or withheld by the Company to satisfy a tax withholding obligation or as consideration for the exercise of an option. Since the adoption of the 2011 EIP, the number of shares subject to outstanding stock awards granted under the Prior Plan decreased by 1,508,447 shares as the result of the vesting or exercise of outstanding stock awards. These shares are no longer eligible to be included in the share reserve of the 2011 EIP as Returning Shares. Consequently, we are removing these shares from the calculation of the share reserve, which reduces the overall share reserve by 1,508,447 shares.

The Shares Available for Grant under the 2011 EIP are Insufficient for our Budgeting Purposes

As of March 31, 2012, the 2011 EIP has approximately 8.3 million shares remaining available for grant. Due in part to the planned termination and the reduction in the number of shares available as returning shares from our Prior Plan, and as a result of budgeting for future issuances of equity awards to our named executive officers, key employees, consultants and, now, our non-employee directors, we have decided to ask our stockholders to approve an increase in the shares available under the 2011 EIP to provide us with sufficient shares available for grant through our forecasted period. Equity awards are a more effective executive compensation vehicle than cash at a growth-oriented, entrepreneurial company because they deliver high potential value with a smaller impact on current income and cash flow. Therefore, we are asking our stockholders to approve the amendment to the 2011 EIP.

Elimination of Fungible Share Reserve

Currently, the number of shares available for issuance under the 2011 EIP is reduced by two shares for each share of Class A Common Stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock awards (not including stock options or stock appreciation rights), or Full Value Awards. This has a tendency to inflate the overhang of the 2011 EIP because this method requires us to reserve more shares than we will ultimately issue under our 2011 EIP to account for the issuance of Full Value Awards as part of our equity awards. Although we do not currently intend to increase the ratio of Full Value Awards we issue as part of our overall compensation package, we believe that decreasing the overall overhang of the 2011 EIP provides a more accurate measure of the shares that may be issued under the 2011 EIP.

We Manage Our Equity Award Use Carefully

We continue to believe that equity awards such as stock options are a vital part of our overall compensation program. However, we recognize that equity awards dilute existing stockholders and therefore we must responsibly manage the growth of our equity compensation program. We are committed to effectively managing our equity compensation share reserve, including our burn rate.

SUMMARY OF THE AMENDED AND RESTATED 2011 EIP

A summary of the principal features of the Amended and Restated 2011 EIP follows. The summary is qualified in its entirety by the full text of the Amended and Restated 2011 EIP that is attached as Appendix A to this proxy statement. Stockholders are encouraged to read the actual text of the Amended and Restated 2011 EIP in its entirety. For ease of reference, we refer to the Amended and Restated 2011 EIP as the 2011 EIP below.

Eligibility

Only employees (including officers), consultants and non-employee directors of LeapFrog and its affiliates are eligible to receive awards under the 2011 EIP. Pursuant to applicable tax law, we may only grant incentive stock options to our employees (including officers) and employees of our affiliates. The compensation committee, or a subcommittee thereof, determines who will participate in the 2011 EIP and the terms of those grants.

Awards

The 2011 EIP allows the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock awards. Subject to plan limits, the compensation committee has the discretionary authority to determine the size of awards to employees, however the committee has adopted a series of equity award guidelines designed to manage the usage of the pool of shares available for future. The use of performance-based awards will be considered in the context of our total compensation program and the significant level of pay-for-performance requirements already incorporated into our compensation practices.

Shares Authorized and Share Reserve

The share reserve of the 2011 EIP consists of 2.7 million newly authorized shares, plus 10,183,697 shares which were part of the share reserve on the effective date, and any Returning Shares (as defined in the 2011 EIP), up to a maximum of 4,867,831 shares. The number of shares available for issuance under the 2011 EIP is reduced by one share for each share of common stock issued pursuant to all stock awards granted under the 2011 EIP.

Vesting and Exercise of Awards

The exercise price of stock options and SARs granted under the 2011 EIP may not be less than the fair market value of the common stock on the date of grant. The term of any stock option or SAR may not be longer than 10 years. For other types of awards under the 2011 EIP, the compensation committee will determine the vesting and exercisability (or settlement) terms for each award, including the establishment of any performance vesting criteria.

Eligibility Under Section 162(m)

Stockholder approval of the amendment to the 2011 EIP is designed to constitute approval of the plan’s material features for purposes of Section 162(m) of the Tax Code. Awards may, but need not, include performance criteria that satisfy Section 162(m). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be based on stock price appreciation (in the case of options or SARs) or on one or more of the other factors set forth in Section 13(kk) of the 2011 EIP (which may be adjusted as provided in the plan), applied on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices, in each case as specified by the compensation committee in the award.

Transferability

Awards granted under the 2011 EIP are transferable only by will or the laws of descent and distribution, or to the extent otherwise determined by the compensation committee. The compensation committee has sole discretion to permit the transfer of an award.

Administration

The compensation committee, which is made up of a majority of independent directors, has been delegated the authority by the board of directors to administer our equity compensation plans and will administer the 2011 EIP. The compensation committee, or a subcommittee thereof, will select the employees who receive awards, when and how the awards are granted, what type or combination of types of awards to be granted, the provisions of each award granted and the number of shares granted. The compensation committee may interpret the 2011 EIP and awards granted under it and establish, amend and revoke any rules relating to the 2011 EIP. The compensation committee may delegate to a committee of one or more directors the ability to grant awards and take certain other actions with respect to participants who are not executive officers, and may delegate certain administrative or ministerial functions under the 2011 EIP to an officer or officers. The compensation committee has delegated authority to a committee consisting of the Chief

Executive Officer (“NEOSAC”) to grant awards to non-executive employees within limits and a budget pre-approved by the compensation committee.

Duration, Suspension, Termination, and Amendment

The board of directors may suspend or terminate the 2011 EIP at any time. Unless sooner terminated by our board of directors, the 2011 EIP shall automatically terminate on March 16, 2021, which is the day before the tenth anniversary of the date the 2011 EIP was adopted by the board of directors. No awards may be granted under the 2011 EIP while the 2011 EIP is suspended or after it is terminated.

The board of directors may amend the 2011 EIP at any time. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. In addition we will obtain stockholder approval of any amendment to the 2011 EIP, if required by applicable law or listing requirement that would:

•	Materially increase the number of shares of Class A Common Stock available for issuance under the 2011 EIP;
•	Materially expand the class of individuals eligible to receive awards under the 2011 EIP;
•	Materially increase the benefits accruing to participants under the 2011 EIP or materially reduces the price at which shares of Class A Common Stock may be issued or purchased under the 2011 EIP;
•	Materially extend the term of the 2011 EIP; or
•	Expand the types of awards available for issuance under the 2011 EIP.

Adjustments; Corporate Transactions

In the event of a capitalization adjustment, the compensation committee shall appropriately and proportionately adjust the number and kind of shares available for grant under the 2011 EIP, and subject to the various limitations set forth in the 2011 EIP, the number and kind of shares subject to outstanding awards under the 2011 EIP, and the exercise or settlement price of outstanding stock options and of other awards.

In the event of a corporate transaction, the board of directors may arrange for the assumption of the outstanding awards, the acceleration of vesting of outstanding awards, the assignment of rights with respect to the awards, the cancellation of the awards or a payment to award holders, as determined by the board of directors. For purposes of the 2011 EIP, a corporate transaction will be deemed to occur in the event of (i) the consummation of a sale of all or substantially all of our consolidated assets, (ii) the consummation of a sale of at least 90% of our outstanding securities, (iii) the consummation of a merger or consolidation in which we are not the surviving corporation, or (iv) the consummation of a merger or consolidation in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by the virtue of the transaction, as determined by the board of directors.

Tax Withholding

The board of directors may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment; (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (c) withholding cash from an award settled in cash or from other amounts payable to the participant; or (d) by other method set forth in the award agreement.

U.S. Federal Tax Consequences

The following is a summary of the principal U.S. federal income taxation consequences to participants and LeapFrog with respect to participation in the 2011 EIP. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2011 EIP is not qualified under the provisions of Section 401(a) of the Tax Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Tax Code and the satisfaction of our tax reporting obligations.

  Incentive Stock Options

The 2011 EIP provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Tax Code. Under the Tax Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the optionee holds a share received on the exercise of an incentive stock option for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee.

  Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. Generally, the optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

  Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received

(for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Tax Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

  Restricted Stock Units

Generally, no taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Generally, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.

  Stock Appreciation Rights

Generally, stock appreciation rights are subject to similar tax rules as nonstatutory stock options. This means that, generally, no taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received, less any strike price paid for such shares, is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

  Section 162(m)

Section 162(m) of the Tax Code requires, among other things, that the maximum number of shares awarded to an individual under a stock awards, or the maximum value of any cash award, must be approved by stockholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to certain specified senior executives. Accordingly, the 2011 EIP limits awards granted under the plan to an individual participant in any calendar year to: (1) No more than 3.5 million shares subject to stock options or SARs (or other stock awards whose value is determined by reference to an increase over an exercise or strike price) to an individual participant; (2) No more than 3.5 million shares subject to performance-based restricted stock or RSU awards to an individual participant; and (3) No more than $1 million subject to performance cash awards to an individual participant. These limits are greater than the number of shares or cash subject to any particular award that we have granted to any individual in the past.

Equity Compensation Plan Information

Information, as of December 31, 2011, regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,388,175	$4.01	10,895,479	(1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	6,388,175	$4.01	10,895,479

(1)	Includes 1,360,879 shares reserved for issuance under our Amended and Restated 2002 Employee Stock Purchase Plan, 9,477,169 shares reserved for issuance under our 2011 Equity Incentive Plan, and 57,431 shares reserved for issuance under our Amended and Restated 2002 Non-Employee Directors’ Stock Award Plan.

Vote Required

Approval of the amendment to the 2011 EIP requires affirmative “For” vote from a majority of the voting power present and entitled to vote either in person or by proxy on this Proposal Three at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on the implementation of any equity compensation plan unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to this Proposal Three if you want your broker to vote your shares on the matter. If you do not give your broker voting instructions, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

Recommendation

The Board of Directors recommends a vote FOR Proposal Three.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s Class A common stock and Class B common stock (convertible into Class A common stock) as of March 31, 2012 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of our Class A or Class B common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our Class A or Class B common stock.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of March 31, 2012. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power of All Classes of Stock(3)
Beneficial Owner	Class A	Class B	Total	Class A	Class B	Total(2)
Lawrence J. Ellison / Mollusk Holdings, LLC(4)	1,890,000	6,717,893	8,607,893	3.4%	60.4%	12.9%	41.4%
Michael R. Milken(5)	601,789	3,076,516	3,678,305	1.1%	27.7%	5.5%	18.8%
Sandra Milken(6)	—	796,335	796,335	—	7.2%	1.2%	4.8%
Lowell J. Milken(7)	315,137	532,914	848,051	*	4.8%	1.3%	3.4%
Franklin Resources, Inc.(8)	4,121,930	—	4,121,930	7.4%	—	6.2%	2.5%
BlackRock, Inc.(9)	3,306,678	—	3,306,678	5.9%	—	5.0%	2.0%
Capital Research Global Investors(10)	2,892,379	—	2,892,379	5.2%	—	4.3%	1.7%
Litespeed Management, L.L.C.(11)	2,780,942	—	2,780,942	5.0%	—	4.2%	1.7%
John Barbour(12)	410,744	—	410,744	*	—	*	*
William K. Campbell(13)	261,863	—	261,863	*	—	*	*
Michael Y. Chai(14)	—	—	—	—	—	—	—
William B. Chiasson(15)	425,506	—	425,506	*	—	*	*
Michael J. Dodd(16)	329,474	—	329,474	*	—	*	*
Mark A. Etnyre(17)	269,460	—	269,460	*	—	*	*
Thomas J. Kalinske(18)	384,028	1,107	385,135	*	*	*	*
Paul T. Marinelli(19)	1,977,638	6,717,893	8,695,531	3.6%	60.4%	13.0%	41.5%
Stanley E. Maron(20)	135,114	168	135,282	*	*	*	*
E. Stanton McKee, Jr.(21)	117,846	—	117,846	*	—	*	*
David C. Nagel(22)	113,110	—	113,110	*	—	*	*
Randy O. Rissman(23)	382,603	—	382,603	*	—	*	*
Philip B. Simon(24)	2,046,542	6,717,893	8,764,435	3.7%	60.4%	13.1%	41.5%
Caden C. Wang(25)	118,231	—	118,231	*	—	*	*
All directors and executive officers as a group (16 persons)(26)	5,115,519	6,719,168	11,834,687	8.9%	60.5%	17.3%	42.9%

*	Less than one percent.

(1)	Based on 55,611,461 shares of Class A common stock and 11,113,354 shares of Class B common stock outstanding as of March 31, 2012. Unless otherwise indicated in the footnotes to this table, the applicable address for each of our directors and executive officers is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463.
(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis, assuming the conversion of all Class B common stock to Class A common stock on a one-to-one basis.
(3)	These percentages reflect the combined voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.
(4)	Includes 1,890,000 shares of Class A common stock and 6,717,893 shares of Class B common stock held indirectly by Mr. Ellison through Mollusk Holdings, which is controlled by Cephalopod Corporation and Lawrence Investments. These shares are also reported as beneficially owned by Messrs. Marinelli and Simon, as described in footnotes 19 and 24 to this table. The address for Mollusk Holdings is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 320, Walnut Creek, CA 94596.
(5)	Includes:
•	601,789 shares of Class A common stock and 3,064,937 shares of Class B common stock held directly by Mr. M. Milken; and
•	11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power.

The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(6)	The address for Ms. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(7)	Includes:
•	315,137 shares of Class A common stock and 521,335 shares of Class B common stock held directly by Mr. L. Milken; and
•	11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power.

The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(8)	Based solely on information provided in a Schedule 13G filed on September 12, 2011 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investments managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock, and are the principal stockholders of Franklin Resources, Inc. Under SEC rules and regulations, Franklin Resources, Inc. and its principal stockholders may be deemed to be beneficial owners of securities held by persons and entities for whom or for which Franklin Resources, Inc. subsidiaries provide investment management services. Franklin Templeton Investments Corp. is reported as having sole voting and dispositive power over 4,121,930 shares. Templeton Global Smaller Companies Fund (U.S.) is reported as having an interest in 4,121,930 shares. Each of the reporting persons disclaims any pecuniary interest in any of the securities reported therein. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.
(9)	Based solely on information provided in a Schedule 13G filed on February 13, 2012 by BlackRock, Inc. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(10)	Based solely on information provided in a Schedule 13G filed on February 9, 2012 by Capital Research Global Investors. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(11)	Based solely on information provided in a Schedule 13G filed on February 14, 2012 by Litespeed Management, L.L.C. Litespeed Master Fund, Ltd., and Jamie Zimmerman. The reporting entities share dispositive and voting power over the shares reported therein. The address for Litespeed Management, L.L.C. is 237 Park Avenue, Suite 900, New York, New York 10017.
(12)	Includes 258,749 shares of Class A common stock issuable to Mr. Barbour upon the exercise of options that are exercisable within 60 days after March 31, 2012 and 6,250 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2012.
(13)	Includes 196,602 shares of Class A common stock issuable to Mr. Campbell upon the exercise of options that are exercisable within 60 days after March 31, 2012 and 8,333 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2012.
(14)	Mr. Chai’s employment with the Company was terminated in March 2011 and, to the Company’s knowledge, he does not own shares of stock in the Company and he has no exercisable shares within 60 days after March 31, 2012.
(15)	Includes 350,004 shares of Class A common stock issuable to Mr. Chiasson upon the exercise of options that are exercisable within 60 days after March 31, 2012.
(16)	Includes 296,975 shares of Class A common stock issuable to Mr. Dodd upon the exercise of options that are exercisable within 60 days after March 31, 2012 and 16,667 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2012.
(17)	Includes 161,922 shares of Class A common stock issuable to Mr. Etnyre upon the exercise of options that are exercisable within 60 days after March 31, 2012 and 6,250 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2012.
(18)	Includes 172,236 shares of Class A common stock issuable to Mr. Kalinske upon the exercise of options that are exercisable within 60 days after March 31, 2012.
(19)	Includes 1,890,000 shares of Class A common stock and 6,717,893 shares of Class B common stock presently held by Mollusk Holdings and 78,888 shares of Class A common stock issuable to Mr. Marinelli upon the exercise of options that are exercisable within 60 days after March 31, 2012. Mr. Marinelli is the Vice President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Ellison, as described in footnote 4 to this table. Mr. Marinelli disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address for Mr. Marinelli is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, California 94596.
(20)	Includes 97,645 shares of Class A common stock issuable to Mr. Maron upon the exercise of options that are exercisable within 60 days after March 31, 2012 and 20,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2012, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Maron’s term on LeapFrog’s board of directors. The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(21)	Includes 92,846 shares of Class A common stock issuable to Mr. McKee upon the exercise of options that are exercisable within 60 days after March 31, 2012 and 25,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2012, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. McKee’s term on LeapFrog’s board of directors.
(22)	Includes 93,110 shares of Class A common stock issuable to Dr. Nagel upon the exercise of options that are exercisable within 60 days after March 31, 2012 and 20,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2012, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Dr. Nagel’s term on LeapFrog’s board of directors.
(23)	Includes 12,736 shares of Class A common stock issuable to Mr. Rissman upon the exercise of options that are exercisable within 60 days after March 31, 2012.

(24)	Includes:
•	78,888 shares of Class A common stock issuable to Mr. Simon upon the exercise of options that are exercisable within 60 days after March 31, 2012.
•	77,654 shares of Class A common stock presently held by the Simon-Neben Family Trust, a revocable trust of which Mr. Simon is a trustee.
•	1,890,000 shares of Class A common stock and 6,717,893 shares of Class B common stock presently held by Mollusk Holdings. Mr. Simon is the President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Ellison, as described in footnote 4 to this table. Mr. Simon disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

The address for Mr. Simon is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, California 94596.

(25)	Includes 98,231 shares of Class A common stock issuable to Mr. Wang upon the exercise of options that are exercisable within 60 days after March 31, 2012 and 20,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2012, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Wang’s term on LeapFrog’s board of directors.
(26)	Based on all existing executive officers and directors as a group. See footnotes 11 through 25 above, as applicable. Includes 1,890,000 shares of Class A common stock and 6,717,893 shares of Class B Common Stock held by Mollusk Holdings, as discussed in footnote 4 above, but such amount has been included only once in the calculation even though it is attributed to two directors elsewhere in the table. There are 6,395 shares of Class A common stock held by our executive officers who are not named in the table. Also includes 26,965 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 31, 2012 held by executive officers who are not named in the table.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Our board has approved a written policy regarding transactions with related persons that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which LeapFrog and any “related person” (as defined below) are participants. Transactions involving compensation for services provided to LeapFrog as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of LeapFrog (as determined by the combined voting power of all classes of stock), including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to LeapFrog of the transaction and whether any alternative transactions were available. In considering related-person transactions, the board takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to LeapFrog, (b) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. If a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the board must look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of LeapFrog and its stockholders, as the board determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Mollusk Holdings is an entity controlled by Lawrence J. Ellison, Chief Executive Officer of Oracle Corporation. As of March 31, 2012, Mr. Ellison may be deemed to have had or shared the power to direct the voting and disposition and, therefore, to have beneficial ownership, of 6,717,893 shares of our Class B common stock, and 1,890,000 shares of our Class A common stock, which together represents approximately 41.4% of the combined voting power of our Class A common stock and Class B common stock. According to a Schedule 13G filed with the SEC on February 10, 2012, Mr. Ellison beneficially owned as of that date approximately 22.5% of Oracle Corporation’s outstanding common stock. In 2011, we purchased software products and support services from Oracle Corporation and its affiliated entities totaling approximately $2.7 million. For a more complete discussion of Mr. Ellison’s beneficial ownership of our Class A common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Until December 27, 2011, we were a “controlled company” within the meaning of the NYSE listing standards because Mollusk Holdings held more than 50% of the voting power of our outstanding shares. On December 27, 2011, Mollusk Holdings converted, on a one-to-one basis, a number of shares of our Class B common stock into shares of Class A common stock, bringing its ownership under 50% such that LeapFrog was no longer a controlled company within the meaning of the NYSE listing standards.

“Controlled company” status provided an exception to the requirements of the NYSE that a majority of the members of a listed company’s board of directors qualify as “independent,” as defined in the NYSE listing standards, as affirmatively determined by the board of directors, and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. Upon the loss of our status as a controlled company, the NYSE listing requirements provide that we have one year from the date of the loss of such status to have our board of directors consist of a majority of independent directors and fully independent committees.

After review of all relevant transactions or relationships between each director, or any of his family members and us, our senior management and our independent registered public accounting firm, our board of directors affirmatively determined in February 2012 that all of our continuing directors are independent within the meaning of the applicable NYSE listing standards, except for Mr. Barbour, our Chief Executive Officer, Mr. Chiasson, our former Chief Executive Officer, and Mr. Marinelli, Vice President of Lawrence Investments which controls Mollusk Holdings.

Board Meetings

During the fiscal year ended December 31, 2011, the board of directors held 12 meetings. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which the director served that were held during the portion of the last fiscal year in which he was a director or committee member. Board members are expected to regularly attend all meetings of the Board and committees on which they serve.

Our Chairman of the board presided over executive sessions of the board of directors. For executive sessions of committees, the presiding director is usually the chair of the committee. If our Chairman is absent for board executive sessions, the remaining directors select a temporary chairman to lead the meeting. If the committee chair is absent for a committee executive session, the remaining committee members determine as a group the presiding director for executive sessions on a case-by-case basis.

Board Leadership Structure

Our board of directors is currently composed of our Chief Executive Officer, John Barbour, and nine non-management directors. On June 5, 2012, immediately following our annual meeting of stockholders, the total size of the board of directors will be automatically reduced to eight directors. William B. Chiasson, who served as our Chief Executive Officer through March 2011, now serves as the Chairman of the Board. Mr. Katz, who preceded Mr. Chiasson as our Chief Executive Officer, served as Executive Chairman of the Board until March 2011. As Chairman, Mr. Chiasson continues to have an active role in consulting with our senior management and board regarding LeapFrog’s business strategy and technology and product direction. The regular duties of the Chairman of the Board are described in our bylaws, which provide that the Chairman presides over meetings of the board of directors and at meetings of our stockholders, and performs any other duties commonly incident to the office or designated by our board of directors. The Chairman role includes typical board of directors chair duties such as serving as a liaison between the other board of directors members and management, reviewing and approving materials to be sent to the board of directors, working with management and other directors to develop agendas for meetings of the board of directors, helping build consensus on proposed actions of the board of directors, and serving as the chair of meetings of the board of directors.

In his position as Chairman, Mr. Chiasson has substantial authority to shape the work of the board of directors. Even though he is not “independent” within the meaning of the NYSE listing standards, we believe that his status as a non-management director performing this board leadership role will help to reinforce the board’s independence from management in their oversight of our business and affairs. In addition, we believe that having a non-management Chairman will serve to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in our best interests and those of our stockholders. As a result, we believe the current leadership structure of our board of directors contributes to its effectiveness as a whole and, as a result, is the most appropriate structure for us at the present time. In addition, we believe Mr. Chiasson’s role in consulting with senior management and members of the board of directors facilitates regular open and direct communication between directors and our management, helping to coordinate the actions of management with direction provided by the board of directors.

Thomas J. Kalinske, who served as our Chief Executive Officer from September 1997 to March 2002 and again from February 2004 to July 2006, serves as the Vice Chairman of the Board and would generally preside over any meetings and executive sessions of the board if Mr. Chiasson were not present. Mr. Kalinske provides industry experience and his perspective as a former CEO of LeapFrog to management as part of his Vice Chairman role.

Role of Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through the audit committee, which is responsible for discussing guidelines and policies to govern the process by which risk assessment and management is undertaken. In addition, other standing committees of the board of directors address risks inherent in their respective areas of oversight. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board of directors as quickly as possible.

Our board of directors and board committees oversee risk, including operational risk, liquidity risk and credit risk, in a variety of ways, including the following:

•	The full board of directors engages in extensive discussion with our executive team on a regular basis concerning the risks facing the Company and how best to manage them. Board of directors meetings generally include detailed discussion among board members, management and professional advisors regarding material risks we face as an enterprise, including operational and financial risks. Our management provides information to the board of directors regarding our approach to material risks, both at meetings and in regular informal discussions, and takes extensive guidance from the board of directors in decision-making with respect to such matters.
•	The board of directors and audit committee generally review the disclosures in our Annual Report on Form 10-K, including the risk factors. The audit committee reviews the Annual Report on Form 10-K in detail and also reviews and discusses with management the disclosures in our Quarterly Reports on Form 10-Q and holds extensive discussions with management concerning whether all material risks have been identified. The discussion also provides a mechanism by which board members can evaluate and oversee our risk management practices, ask questions of our executive team concerning material risks we face and how we plan to manage them, and guide management’s actions with respect to such risk management.
•	Our audit committee reviews and discusses at regular meetings throughout the year our risk management policies and processes and material risk exposures, including financial risk exposures, facing our business, in addition to monitoring our compliance with legal and regulatory requirements. Audit committee meetings generally include extensive discussion between the committee members and our internal and external auditors, legal advisors and operational leads regarding the risks we face. The participants discuss in detail both the material risks identified by these parties in their capacities as advisors to or leaders of LeapFrog, and how we plan to address them. In addition, such reviews include evaluating the effectiveness of our risk management processes and how to improve them if and when necessary.
•	Our internal audit department and any internal audit consulting firm reports directly to the audit committee of the board on the adequacy and effectiveness of our system of internal control and risk management systems. The audit committee guides management and board of directors decisions concerning financial and operational matters based on the reports regarding risk management priorities. This information is delivered to the audit committee during the regular portion of the meeting and in a separate discussion among our audit committee members, internal audit representatives and external auditors during executive sessions of the audit committee.
•	Our compensation committee reviews our compensation programs with our management and external compensation consultants, and, in approving such programs, considers whether and to what extent they have a potential to encourage excessive risk taking by our employees, including our executives. In addition, the committee monitors these programs to evaluate on a regular basis whether the programs provide an appropriate balance of incentives and do not encourage employees to take unreasonable risks.
•	Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. The committee also helps ensure that we are prepared to deal with risks and crises by evaluating the individual capabilities of the directors, nominating directors with risk management experience, committee structure and composition and considering the time each director and nominee has to devote to the company. The committee also works with our management to establish orientation programs for new directors and evaluates the effectiveness of our board of directors and its committees.

COMMITTEES OF THE BOARD

In 2011, our board of directors had three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for each of the board committees in 2011:

Member of our board of directors in 2011	Audit	Compensation		Nominating and Corporate Governance
Paul T. Marinelli				X
Stanley E. Maron	X	X		X
E. Stanton McKee, Jr.	X*	X
David C. Nagel		X*
Philip B. Simon		X
Caden C. Wang	X	X	(1)	X*
Total meetings in fiscal 2011(2)	7	11		4

*	Committee chair in 2011
(1)	Mr. Wang served on our Compensation Committee until July 27, 2011.
(2)	The board of directors and the compensation committee had one combined meeting during 2011. Compensation committee meeting totals do not include meetings of a performance compensation award subcommittee of the compensation committee (described in more detail below under “Compensation Committee,”) whether they were held concurrently with a compensation committee meeting or separately.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors concluded that each of the board members serving on a committee was “independent” as defined in the NYSE listing standards, with the exception of Messrs. Simon and Marinelli. The committees to which Messrs. Simon and Marinelli were appointed (compensation committee and nominating and corporate governance committee, respectively) are not required to be composed entirely of independent directors until December 27, 2012, because we were a “controlled company,” as discussed in more detail above under “Board of Directors and Corporate Governance — Board of Directors — Independence of the Board of Directors.”

Audit Committee

The audit committee of our board of directors was established by our board of directors in accordance with Section (3)(a)(58)(A) of the Exchange Act, and oversees our corporate accounting and financial reporting process and the audits of our financial statements. For this purpose, the audit committee performs several functions. Among other things, the audit committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;
•	determines the engagement of the independent registered public accounting firm;
•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement as required by law;
•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;
•	reviews, assesses and approves the annual audit plan for our internal audit function;
•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	reviews the financial statements to be included in LeapFrog’s Annual Report on Form 10-K (and recommends to the board inclusion of the audited financial statements in the annual report) and in LeapFrog’s quarterly reports on Form 10-Q and other financial disclosures;
•	discusses policies with respect to risk assessment and risk management;
•	assists in board oversight of our compliance with legal and regulatory requirements; and
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of LeapFrog’s quarterly financial statements.

The audit committee is currently composed of three directors: Messrs. McKee (Chair), Maron and Wang. The audit committee met seven times during our 2011 fiscal year. The board has determined that all members of LeapFrog’s audit committee are independent (as defined in Section 303A.02 of the NYSE listing standards). The audit committee has adopted a written audit committee charter that is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.” None of our audit committee members simultaneously serves on the audit committees of more than three companies.

Our board of directors has determined that Mr. McKee, the Chair of our audit committee, and Mr. Wang, each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Messrs. McKee’s and Wang’s level of knowledge and experience based on a number of factors, including their formal education and experience, in the case of Mr. McKee, as a chief financial officer for a public reporting company, and in the case of Mr. Wang, as chief financial officer for various privately held companies and as the chair of the audit committee of another public reporting company.

REPORT OF THE AUDIT COMMITTEE(1)

The audit committee has reviewed and discussed with LeapFrog’s management the company’s audited consolidated financial statements for the fiscal year ended December 31, 2011. The audit committee has also discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

E. Stanton McKee, Jr. (Chair)
Stanley E. Maron
Caden C. Wang

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act of 1933, as amended, or the Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Compensation Committee

The compensation committee has the authority to review and approve the overall compensation strategy and policies for LeapFrog. This role includes review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, and the compensation and other terms of employment of our CEO. In addition, the compensation committee administers LeapFrog’s equity incentive and stock purchase plans and other similar programs. It also reviews and recommends that the Compensation Discussion and Analysis section be included in this proxy statement. The compensation committee has authority to form and delegate authority to subcommittees, as appropriate.

The performance compensation award subcommittee of the compensation committee was established to provide greater assurance that equity compensation awards would, if intended to do so, fit within the appropriate exemptions from the “short-swing profits trading” rules of the Exchange Act and the deduction limits of Section 162(m) of the Internal Revenue Code. The performance compensation award subcommittee is authorized to approve and grant equity awards to employees who are not within the discretionary award authority of the non-executive officer stock award committee, as well as any other equity awards or performance-based compensation awards deemed appropriate by the compensation committee or the full board of directors. The performance compensation award subcommittee is currently composed of Messrs. Nagel, McKee and Maron, each of whom our board of directors has determined to be an independent director within the meaning of Rule 303A of the NYSE, a non-employee director within the meaning of Exchange Act Rule 16b-3 and an outside director under the regulations promulgated under Section 162(m) of the Internal Revenue Code.

Our board of directors has also established a non-executive officer stock award committee, the sole member of which is our CEO, Mr. Barbour. This committee may grant equity awards to employees who are not executive officers (as that term is defined in Section 16 of the Exchange Act and Exchange Act Rule 16a-1) of the Company, provided that this committee is authorized to grant only stock awards that meet the annual stock award grant guidelines approved by the compensation committee. These guidelines set forth the number of shares that may be granted to persons based on level and the total number of shares that may be granted in any given year.

Our policy is that we will not time or select the grant dates for any stock options or other stock awards in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so. In addition, we have specific written policies regarding the selection of grant dates for stock options and other stock awards made to our executive officers and employees. See the section entitled “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation  — Stock Award Grant Date Policy” in this proxy statement for more information relating to this policy.

The compensation committee reviews and considers evaluations and recommendations from our CEO submitted to the compensation committee and compensation consultants engaged by the committee with respect to the compensation of other executive officers. The compensation committee reviews and considers evaluations and recommendations from compensation consultants engaged by the committee and from our board of directors with respect to the compensation of our CEO. Our CEO is not present during any deliberations or decisions concerning his compensation.

The compensation committee is authorized under its charter to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants that the compensation committee considers necessary or appropriate in the performance of its duties. During the past fiscal year, the compensation committee directly engaged Compensia Inc. as its compensation consultant. The compensation committee requested that the compensation consultant evaluate LeapFrog’s compensation practices and assist in developing and implementing our executive compensation program and philosophy. Compensia developed a competitive peer group and performed analyses of competitive performance and compensation levels. Having been previously engaged by the committee, Compensia is familiar with LeapFrog’s business operations and strategy, key performance metrics and target goals and the labor markets in which we compete. Compensia developed recommendations that were reviewed and approved by the compensation committee for 2011. The specific tasks and responsibilities in implementing the directive of the compensation committee are described in greater detail under the heading “Compensation Discussion and Analysis” later in this proxy statement.

Compensia (including its affiliates) did not perform any services for the Company or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans and providing information on industry and peer group pay practices, which services were provided directly to the compensation committee and, in the case of the analysis of our director compensation arrangements, the nominating and corporate governance committee, which is tasked with reviewing non-employee director compensation.

Among other considerations in administering our compensation programs, the compensation committee considers whether and to what extent such programs have a potential to encourage excessive risk-taking by our employees, including our executive officers. Specific features of our compensation plans and programs identified by the compensation committee as discouraging or potentially mitigating excessive risk-taking behavior include:

•	Annual base salary, which is fixed compensation, constitutes the primary component of compensation for all employees, including for sales personnel and executives;
•	Performance-based bonuses are primarily designed to reward corporate performance, rather than purely individual performance;
•	In general, employees, including sales personnel, earn annual salaries and are eligible for bonuses based on individual sales performance and company performance rather than being paid on a commission basis;
•	Our internal controls over financial reporting and the measurement and calculation of compensation goals, such as corporate performance measures, and other financial, operational, and compliance policies and practices are designed to prevent compensation programs from being susceptible to manipulation by any employee; and
•	Our compensation programs are designed to encourage employees to remain focused on both short-term and long-term goals through the use of performance-based bonuses, which focus on annual and/or quarterly performance goals, and equity awards, which typically vest over a number of years and therefore encourage employees to focus on long-term performance.

The compensation committee monitors our compensation programs to evaluate, on a regular basis, whether they provide an appropriate balance of incentives and whether they encourage employees to take unreasonable risks. Based on these assessments in February 2011, the board of directors and the compensation committee concluded that our compensation policies and practices for our employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

The compensation committee is currently composed of four directors, Dr. Nagel (Chair) and Messrs. Maron, McKee and Simon. Our board of directors has determined that all members of the compensation committee are independent (as independence is defined in the NYSE listing standards), except Mr. Simon, President of Lawrence Investments. As noted above, upon the loss of our status as a controlled company, the NYSE listing requirements provide that we have one year from the date of the loss of such status to have our committees consist of fully independent directors. The compensation committee met eleven times during 2011. The compensation committee has adopted a written charter that is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

As noted above, in 2011, Dr. Nagel, Messrs. Maron, McKee and Simon and, until July 2011, Mr. Wang, served on our compensation committee. During the fiscal year ended December 31, 2011, none of these directors was an officer or employee of LeapFrog or any of our subsidiaries, nor are any of these directors former officers of LeapFrog or any of our subsidiaries.

None of our other executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board of directors (consistent with criteria approved by the board of directors), reviewing and evaluating incumbent directors, recommending to the board of directors for selection candidates for election to the board of directors, making recommendations to the board of directors regarding the membership of the committees of the board of directors, assessing the performance of the board of directors, reviewing the compensation paid to non-employee directors for their service on our board of directors and its committees, and developing a set of corporate governance principles. Our nominating and corporate governance committee is currently composed of three directors, Messrs. Marinelli, Maron and Wang. The board of directors has determined that all members of the nominating and corporate governance committee are independent (as defined in the NYSE listing standards), except for Mr. Marinelli, Vice President of Lawrence Investments. As noted above, upon the loss of our status as a controlled company, the NYSE listing requirements provide that we have one year from the date of the loss of such status to have our committees consist of fully independent directors. The nominating and corporate governance committee met four times during our 2011 fiscal year. Our nominating and corporate governance committee charter is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance”.

The nominating and corporate governance committee, together with the board of directors, evaluates the suitability of individual candidates for board membership by assessing the independence, character and acumen of candidates to collectively establish a diversity of background and experience in areas relevant to our business. Board membership qualifications include (i) any director “independence” requirements of the NYSE and other membership qualifications, including having sufficient time to devote to the affairs of the Company, (ii) demonstrated excellence in his or her field, (iii) having the ability to exercise sound business judgment and (iv) having the commitment to rigorously represent the long-term interests of the Company’s stockholders.

Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of LeapFrog and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and LeapFrog, to maintain a balance of knowledge, experience and capability. While our board of directors and nominating and corporate governance committee do not have a policy regarding the consideration of diversity in identifying director nominees, the nominating and corporate governance committee may include in its consideration of director candidates an assessment of the current composition of the board of directors, and how it may be possible to strengthen the diversity of the board of directors by adding individuals who could add to the breadth of the overall experiences and perspectives of the board of directors. This may include selecting candidates with gender, ethnic, national or other backgrounds that are different from those already represented on the board of directors at the time of consideration.

In the case of incumbent directors, the nominating and corporate governance committee reviews these directors’ overall service to LeapFrog during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The nominating and corporate governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board for next year’s annual meeting of stockholders may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Chair of the nominating and corporate governance committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 100, Emeryville, California 94608, by December 21, 2012. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Class A or Class B common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board has adopted written Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists the board in implementing and adhering to the Corporate Governance Guidelines.

Corporate Governance Materials

Our Corporate Governance Guidelines, as well as the charters for each committee of the board, are posted on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.” In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608.

Code of Ethics

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics are available on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.” Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

Stockholder Communications with Directors

LeapFrog’s board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of its directors, including the Chairman, or to the non-management or independent directors generally. Stockholders and other interested parties who wish to communicate with the board of directors or any of the directors may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 100, Emeryville, California 94608. The board of directors has established procedures to deal with all direct communications. The board of directors has directed that all communications will be compiled by our Corporate Secretary and submitted to the board of directors or the individual directors on a periodic basis. These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the board of directors. The purpose of this screening is to allow the board of directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the board of directors. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the audit committee in accordance with the procedures set forth in this paragraph that relate to accounting, internal accounting controls or auditing matters involving LeapFrog will be promptly and directly forwarded to the audit committee. A summary of these communication procedures is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance”.

DIRECTOR COMPENSATION

During the fiscal year ended December 31, 2011, our non-employee directors who served during 2011 received the following compensation for their service on our board of directors.

Director Compensation for Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	Total ($)
Thomas J. Kalinske	43,000	37,500	37,499	117,999
Jeffrey G. Katz(5)	—	—	—	—
Paul T. Marinelli	47,250	37,500	37,499	122,249
Stanley E. Maron	81,750	37,500	37,499	156,749
E. Stanton McKee, Jr.	91,250	37,500	37,499	166,249
David C. Nagel	63,250	37,500	37,499	138,249
Randy O. Rissman(6)(7)	5,495	99,998	100,001	205,495
Philip B. Simon	57,500	37,500	37,499	132,499
Caden C. Wang	88,000	37,500	37,499	162,999

(1)	Reflects board retainer fees, as well as committee, committee chair and subcommittee retainer fees. Also includes meeting fees which were paid prior to the implementation of our new director compensation framework, as described more fully below under the heading “Discussion of Director Compensation.”
(2)	At December 31, 2011, the following non-employee directors each held stock awards and stock options covering the following aggregate numbers of shares:

	Stock Awards (number of shares)			Stock Options (number of shares)
Name	Vested	Unvested	Total Outstanding	Total Outstanding
Thomas J. Kalinske	—	8,721	8,721	211,949
Paul T. Marinelli	—	8,721	8,721	102,455
Stanley E. Maron	20,000	8,721	28,721	121,768
E. Stanton McKee, Jr.	25,000	8,721	33,721	116,969
David C. Nagel	20,000	8,721	28,721	117,233
Randy O. Rissman	—	28,248	28,248	57,314
Philip B. Simon	—	8,721	8,721	102,455
Caden C. Wang	20,000	8,721	28,721	122,354
(3)	The amounts reported for the stock and stock option awards are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock and stock option awards are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 which was filed with the SEC on February 29, 2012

(4)	In July 2011, each of our non-employee directors was automatically granted an annual restricted stock unit award and nonstatutory stock option award pursuant to the NEDSAP. The stock option awards were granted at an exercise price of $4.30 per share. The awards vest on May 31, 2012, the last day of the month prior to the month of our 2012 annual meeting of stockholders, which is June 5, 2012. The grant date fair value of each of these restricted stock unit and stock option awards, as calculated under FASB ASC Topic 718 for financial statement reporting purposes, was as follows:

Name	Restricted Stock Unit Awards (Number of Shares)	Grant Date Fair Value ($)	Stock Option Awards (Number of Shares)	Grant Date Fair Value ($)
Thomas J. Kalinske	8,721	37,500	17,455	37,499
Paul T. Marinelli	8,721	37,500	17,455	37,499
Stanley E. Maron	8,721	37,500	17,455	37,499
E. Stanton McKee, Jr.	8,721	37,500	17,455	37,499
David C. Nagel	8,721	37,500	17,455	37,499
Philip B. Simon	8,721	37,500	17,455	37,499
Caden C. Wang	8,721	37,500	17,455	37,499
(5)	Mr. Katz served as Executive Chairman of our board of directors until his resignation on March 2, 2011. Under the terms of his employment resignation and transition agreement, Mr. Katz was not entitled to compensation for his service on our board of directors.
(6)	Reflects cash compensation paid to Mr. Rissman for a partial year of service on our board of directors. Mr. Rissman was appointed to our board of directors on August 11, 2011.
(7)	Reflects the initial awards granted to Mr. Rissman. All directors are entitled to certain initial awards upon joining the board of directors, as described more fully below under the heading “Discussion of Director Compensation.”

Discussion of Director Compensation

On June 29, 2011, our board of directors approved a change in director compensation. From January 1, 2011 until June 28, 2011, each of our non-employee directors received a cash meeting fee of $1,500 for each board of directors and board committee meeting attended, even if the meetings occurred on the same day. In addition to this meeting fee, each non-employee director received the following annual retainer fees:

•	Each non-employee director received an annual retainer of $30,000;
•	Each non-employee director who served as a member of the audit committee received an annual retainer of $10,000, and the Chair of the audit committee received an annual retainer of $20,000 (in lieu of the annual retainer of $10,000);
•	Each non-employee director who served as the Chair of the compensation committee and nominating and corporate governance committee received an annual retainer of $5,000; and
•	Each non-employee director who served as a member of the performance compensation award subcommittee of our compensation committee received an annual retainer of $5,000.

Beginning on June 29, 2011, the cash meeting fee of $1,500 was eliminated for all board of directors and board committee meetings. In connection with the elimination of the meeting fees, the annual retainer fees were increased as follows:

•	Each non-employee director received an annual retainer of $40,000; except the Chairman of the board of directors who received an annual retainer of $60,000;
•	Each non-employee director who served as a member of the audit committee received an annual retainer of $20,000, except the Chair of the audit committee who received an annual retainer of $30,000;
•	Each non-employee director who served as a member of the compensation committee received an annual retainer of $10,000, except the Chair of the compensation committee who received an annual retainer of $15,000; and

•	Each non-employee director who served as a member of the nominating and corporate governance committee received an annual retainer of $5,000, except the Chair of the nominating and corporate governance committee who received an annual retainer of $10,000.

Retainers are paid out in quarterly installments in arrears, such that each director received three prorated retainer payments under the previous structure (for the fourth quarter 2010, the first quarter 2011 and the second quarter 2011) and one prorated payment under the current structure (for the third quarter 2011) during 2011. Under both arrangements, in cases where a director served for a part of the year in a capacity entitling him to a retainer, the retainer was pro-rated to reflect his period of service in that capacity.

In the fiscal year ended December 31, 2011, the total cash compensation paid to non-employee directors was $516,162 (including payments made to William B. Chiasson in his capacity as a non-employee director, which payments are described in detail below under Executive Compensation — Summary Compensation Table, due to his service as our CEO until March 2011). The members of our board of directors are also eligible for reimbursement of their expenses incurred in attending board meetings.

The NEDSAP provides both for automatic annual stock option grants to our non-employee directors as well as discretionary equity awards. The NEDSAP provides for an initial stock award upon being elected to our board of directors and annual stock awards on the first day of the month following the annual stockholders meeting of each year (or the next business day if that date is a legal holiday or falls on a weekend day) in amounts to be determined by board resolution. On June 29, 2011, our board of directors passed a resolution providing that the initial awards for non-employee directors would have an accounting value of $200,000 and that the annual awards for non-employee directors would have an accounting value of $75,000, except that the accounting value of the annual award to the Chairman of the board of directors is $100,000. For both the initial and the annual award, 50% of the value of such award is granted in the form of a nonstatutory stock option and 50% of such award is granted in the form of a restricted stock unit award. The accounting value of these stock awards is calculated using the same methodology as is applied by the Company for purposes of determining the accounting charge associated with similar awards currently in effect.

The exercise price of stock options granted under the NEDSAP is 100% of the fair market value of the Class A common stock subject to the option on the date of the option grant. Nonstatutory stock options awards granted pursuant to initial awards under the NEDSAP vest in equal monthly installments over a three-year period in accordance with their terms. Restricted stock unit awards granted pursuant to initial awards under the NEDSAP vest as to one-third of the shares subject such awards on each annual anniversary of the grant over a three-year period in accordance with their terms. Stock awards granted pursuant to annual awards under the NEDSAP vest on the last day of the month prior to the month in which the annual meeting of stockholders occurs on the year following the year of such annual grant. For example, stock awards granted pursuant to the annual grant in 2011 will vest on May 31, 2012.

The term of NEDSAP options is 10 years unless earlier terminated based on termination of continuous service or other conditions. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction, the vesting of options and stock awards granted under the NEDSAP will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates; provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this Compensation Discussion and Analysis, or CD&A, we describe the key principles and approaches used to determine elements of compensation paid to, awarded to and earned by our named executive officers. For purposes of this proxy statement, our “named executive officers” are the two executives who served as our Chief Executive Officer (CEO) during 2011, our Chief Financial Officer (CFO), two other executive officers who were serving as executive officers at the end of 2011 and one former executive officer who would have been one of our three other most highly compensated executive officers had he been serving as executive officers at the end of 2011, all as reflected in our Summary Compensation Table below. Accordingly, this CD&A describes our executive compensation program and the compensation policies and decisions that we made in 2011 for:

•	John Barbour, our CEO (as of March 2011);
•	William B. Chiasson, currently the Chairman of the Board (formerly our CEO through March 2011);
•	Mark Etnyre, our CFO;
•	Michael J. Dodd, our President and Chief Operating Officer;
•	William K. Campbell, our President, Americas Sales; and
•	Michael Y. Chai, our former Executive Vice President, Product Development and Engineering (Mr. Chai’s employment with the Company terminated in March 2011).

Executive Compensation Philosophy

Our philosophy is to provide total compensation to our named executive officers that reasonably, equitably and responsibly meets the following objectives:

•	Motivates our executives to achieve or exceed established individual goals, which, in turn, result in meeting or exceeding established company operating targets;
•	Aligns the current contributions of our executives with the long term interests of our stockholders;
•	Ensures an adequate portion of executive total compensation is based on the achievement of overall Company performance targets, as well as short-term and long term individual goals;
•	Provides reasonable, equitable and responsible bonus opportunities that will maintain individual executive compensation at established competitive market levels; and
•	Avoids incenting excessive risk taking.

We implement this philosophy through the following key principles:

•	Provide a balanced mix of cash and equity-based compensation that we believe is suitable to motivate our executives to achieve our financial and strategic goals while aligning their short-term and long-term interests with the interests of our stockholders;
•	Ensure that a significant portion of each executive’s total compensation is “at risk,” subject primarily to our overall performance and secondarily to his or her achievement of short-term and long-term individual goals;
•	Pay base salaries that are competitive with the salaries in effect at companies with which we compete for talent;
•	Provide annual bonus opportunities that motivate our executives to achieve or exceed established operating goals and generate rewards that maintain their total compensation at competitive market levels;
•	Provide equity-based incentive compensation that motivates our executives over the long term to respond to our business opportunities and challenges as stakeholders in our company;

•	Maintain unvested equity value as a percent of salary at a sufficient level to provide a significant retention motivation;
•	Target the key elements of executive compensation (base salary, annual bonus opportunity, and equity incentive awards) to provide total compensation packages for our executives individually and as a group at approximately the 50th percentile of similarly situated companies;
•	Provide flexibility such that target compensation for individual executives may vary above or below the median based on a variety of factors, such as the executive’s skill set relative to his or her peers, experience and time in the executive’s position, the importance of the executive’s role to us, the difficulty of replacement, the executive’s performance and internal pay equity considerations; and
•	Ensure our compensation plans and arrangements avoid incentives that might lead to excessive risk-taking.

Executive Compensation Decisions

  Role of Compensation Committee and Management

Our compensation committee is responsible for the design, implementation, and oversight of our executive compensation program. Generally, our CEO, CFO and the Vice President of Human Resources and Organizational Development make recommendations to the compensation committee regarding the short-term and long-term compensation for our named executive officers (other than with respect to compensation of our CEO). These recommendations are based on their assessment of our financial and operational results, each executive’s contribution to these results, the executive’s progress toward achieving his or her individual goals, and input from our Human Resources Department regarding internal pay equity and the compensation consultant retained by the compensation committee to provide information on competitive market practices. The compensation committee’s decisions regarding our CEO’s compensation are based on its assessment of our financial and operational results, his contributions to these results, and, to a lesser extent, his progress toward achieving his individual goals, and information on competitive market practices.

The authority to approve equity awards for our named executive officers has been delegated to the performance compensation award subcommittee of the compensation committee. For more information about the performance compensation award subcommittee, including its membership and functions, see “Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” above.

  Role of Compensation Consultant

The compensation committee has engaged Compensia, Inc., or Compensia, a national compensation consulting firm, to provide advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. Compensia assists in the preparation of compensation materials on executive compensation proposals in advance of compensation committee meetings, including changes to compensation levels for our executives, the design of our equity programs and other executive benefit programs. In addition, Compensia reviews and advises the compensation committee on compensation materials relating to executive compensation prepared by management for its consideration.

In addition, Compensia, under the direction of the compensation committee, conducts an annual review of the competitiveness of our executive compensation program, including base salaries, annual bonus opportunities, equity awards, and other executive benefits, by analyzing the compensation practices of the companies in our compensation peer group (as described below), as well as data from third-party compensation surveys. The compensation committee uses the results of this analysis to assess the competitiveness and risks of our executives’ total compensation packages.

  Use of Competitive Data

To monitor the competitiveness of our executives’ compensation, the compensation committee uses a compensation peer group that reflects the pay of executives in comparable positions at similarly situated companies. Typically, this compensation peer group, or the Peer Group, is composed of a cross-section of direct competitors, as well as companies in related industries with a focus on toy, gaming and educational products. The Peer Group consists of both “direct peers” and “industry reference peers.” The direct peers include publicly traded companies with market positions and sizes that closely match our own and represent the group that the compensation committee uses to determine the competitiveness of our executive and director compensation programs.

To be included in the direct peer group, a company should be in the software or leisure products industries, have net sales in the range of $150 – 600 million and have a market capitalization between $200 – 800 million. These criteria represent general guidelines; not all of the Company’s direct peers will meet all selection criteria. Given the limited number of directly comparable companies, the selection criteria have been broadened for those companies that are the closest fits from an industry perspective.

The following companies comprised the direct peer group in 2011 approved by our compensation committee in February 2011:

Blackboard	Build A Bear Workshop	iRobot
JAKKS Pacific	K12	Kid Brands
NetSuite	RC2	Real Networks
Renaissance Learning	Rosetta Stone	THQ

In addition, an industry reference group is used as a secondary reference point for our executive and director compensation programs to identify compensation design trends and “best practices” in our industry. For 2011, the industry reference group is comprised of Activision Blizzard, Electronic Arts, Hasbro, Mattel and Take-Two Interactive Software; companies that provide toys, educational products or consumer packaged goods for children or games (handheld or electronic, hardware or software). Although they operate in a similar business or industry, these companies are included in the industry reference group rather than the direct peer group because they are significantly larger than we are and were not within the targeted range for net sales or market capitalization.

While the compensation committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting compensation due to the unique nature of our business, it considers this information to be a valuable reference during its decision-making process. In addition to reviewing analyses of compensation data from the Peer Group, the compensation committee employs the collective experience and judgment of its members and advisors (including Compensia, management and the Company’s human resource department) in determining the total compensation and the various components provided to our named executive officers.

For 2011, the compensation committee directed Compensia to conduct an analysis of the compensation of our executives using data compiled from the Peer Group, supplemented by data from the Radford 2010 Global Technology Survey, a broad-based third-party survey that reflects widespread compensation practices among more than 700 high technology companies. This analysis, which was updated to July 2011, indicated that the target total direct compensation for our executives (the sum of target total cash compensation and the value of annual equity awards) base salaries and equity award grant values was at the 70th percentiles of the competitive market. The analysis also indicated that our executives’ base salary aligned with the 40th percentile of the competitive market, overall, and that target bonus opportunities were generally between the 25th and 50th percentiles of the competitive market. While cash compensation for our executives was below the market median, the value of equity awards tended to bring their target total direct compensation above the market median.

The Radford Survey was used as a supplementary reference to gauge compensation trends and the market generally and to confirm that any conclusions drawn from the analyses of the compensation data from the Peer Group was not based on market outliers.

  Compensation Design and Mix

The overall composition of an executive’s total compensation package is determined initially based on the competitive market data for the position described above and then adjusted to reflect the specific performance, contributions and experience of the individual. Each year, the compensation committee evaluates the total compensation of our executives with respect to our overall company performance, individual performance, changes in scope of responsibility and any changes in the competitive market for each position. The compensation committee does not have a pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the compensation committee uses the compensation data provided by Compensia to determine the appropriate level and mix of incentive compensation, taking into consideration how that mix creates or awards incentives that might lead to excessive risk-taking. In general, the level of an executive’s variable compensation opportunity (short-term and long-term incentive compensation) increases with his or her level of responsibility. However, the compensation committee is careful (i) not to increase the variable compensation component to such an extent so as to unduly increase the associated level of risk-taking behavior by our executives and (ii) to select performance criteria for the variable compensation component that aligns individual performance with long-term stockholder interest.

  Economic and Risk Considerations

Members of our senior management, including the CEO, CFO and General Counsel, along with members of our Human Resources Department, with oversight by the compensation committee, conducted an assessment of our compensation programs and policies to determine whether the incentives provided by these programs and policies were appropriate or had the potential to encourage excessive risk-taking by our employees. The results of this assessment were discussed at and in conjunction with board and compensation committee meetings held in February and March 2011, and at a special risk review session of the board of directors in July 2011.

The assessment focused on the key terms of the Company’s equity compensation and variable cash compensation programs, such as bonus plans. Our compensation programs were analyzed to determine whether they introduced or encouraged excessive risk-taking or other behaviors that could have an adverse impact on our business and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. In particular, the assessment focused on the ability of participants to affect the level of the variable component of their compensation and the controls over participant action and variable compensation. For more general information regarding the features of our compensation plans and programs that have been identified as discouraging or potentially mitigating excessive risk-taking behavior, see the information discussed under the heading “Compensation Committee” earlier in this proxy statement.

The compensation committee determined that, for all employees, our compensation programs do not encourage excessive risk-taking and instead encourage behaviors that support sustainable value generation.

  Advisory Vote on Executive Compensation

At our 2011 annual meeting of stockholders, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote, and on the frequency with which they believed we should hold future say-on-pay votes. Over 99% of the votes cast by our stockholders approved the compensation of our named executive officers, as disclosed in our 2011 proxy statement. The board of directors and compensation committee reviewed these final vote results and determined that such results affirmed stockholder support of our approach to executive compensation and thus we did not believe any changes to our executive officer compensation program in response to the vote was necessary.

In addition, over 90% of the votes cast by our stockholders at the 2011 annual meeting of stockholders selected three years as the preferred frequency of future say-on-pay votes. Accordingly, our board of directors currently plans on holding its next say-on-pay vote at our 2014 annual meeting of stockholders.

Elements of Executive Compensation

The compensation committee uses a mix of cash and equity compensation, along with severance, health, and other benefits, to develop total compensation packages for our executives that meet our compensation objectives. The elements of our executive compensation program are:

•	Base salary;
•	Performance-based bonuses;
•	Equity incentive awards;
•	Severance benefits; and
•	Other benefits and perquisites.

  Base Salary

The compensation committee reviews and adjusts, as necessary or appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making its determinations, the compensation committee considers several factors, including our overall financial performance, individual performance, the executive’s potential to contribute to our long-term strategic goals, his or her scope of responsibilities and experience and competitive market practices for base salary.

In April 2011, both Mr. Etnyre and Mr. Campbell received increases in their annual base salary of $15,000. In both cases, the raise was intended to bring the base salary compensation of Messrs. Etnyre and Campbell closer to the 50th percentile for base salary compensation for their position in our Peer Group. There were no other base salary changes of our named executive officers in 2011.

  Performance-Based Bonuses

We use performance-based bonuses to motivate our executives to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In 2011, our bonus plan was designed to encourage net sales growth and improve our operating income results, as described below.

Target Bonus Opportunity

For 2011, the target bonus opportunity for our named executive officers ranged from 65 – 100% of their 2011 base salaries (in each case subject to adjustment in the discretion of the board or compensation committee as described below under the heading “Bonus Award Decisions”). These target bonus opportunities are established in each executive’s employment agreement or offer letter and are based on competitive market practices for each individual’s position. The target bonus opportunity for Mr. Chiasson in 2011 was equal to 75% of his 2011 base salary. With respect to Mr. Barbour, it was equal to 100% of his 2011 base salary (prorated for the portion of the year during which he was employed at LeapFrog) and was guaranteed for 2011 because he joined the Company once the 2011 product planning and development cycle was already well under way. With respect to Messrs. Dodd and Chai, the target bonus opportunity was 75% of their 2011 base salary. With respect to Messrs. Campbell and Etnyre, the target bonus opportunity in 2011 was increased from 50% to 65% of their 2011 base salaries to bring their annual bonus compensation closer to the 50th percentile for annual bonus compensation for their position in our Peer Group.

Seventy percent of each executive’s target bonus opportunity was allocated to a Company performance component and 30% was allocated to an individual performance component.

Bonus Components	Total Target Bonus Opportunity
Company Performance	70%
Individual Performance	30%
Total	100%

The allocation of total bonus opportunity between Company and individual performance for our executives is based on the compensation committee’s evaluation of competitive market practices, its assessment of the amount of compensation that should be based on company performance versus individual performance and our philosophy of mitigating excessive risk-taking.

Performance Goals and Achievement

Target Bonus Components.

The Company performance component was based on two financial measures, net sales and operating income, weighted as follows:

Company Goals	Percentage of Total Bonus Component	Percentage of Company Performance Component
Net Sales	21%	30%
Operating Income	49%	70%
Total Bonus	70%	100%

As a proportion of each executive’s overall bonus opportunity, the individual performance component accounted for 30% of the total bonus opportunity for each executive, while the net sales measure was equal to 21% and the operating income measure was equal to 49%. The amount payable with respect to each performance component was to be calculated by assessing our 2011 performance against pre-established target levels for each of the financial measures. Each component and its corresponding level of achievement in 2011 is discussed below.

Net Sales Component.  With respect to the Company performance component of each executive’s target bonus opportunity, 30% depended upon achievement of a specified net sales target level, which was set by the compensation committee when the 2011 bonus plan was approved in April 2011. Threshold, target, and stretch levels for net sales were established based on our 2011 operating plan and data regarding our financial results and business expectations as of that time, including toy industry sales growth projections, Company resources and capabilities, and the inventory of Company products in the mass market retail channel at the end of 2011. In addition, these levels were consistent with the relative risk acceptable to the board of directors in approving the Company’s operating plan.

The compensation committee determined that each executive would be eligible for payout of 100% of their target bonus opportunity associated with the net sales measure for the Company performance component if the “target” level was achieved. However, if the target level was not achieved, executives would still be eligible for a payout of 50% of the corresponding target bonus if a lower “threshold” level were achieved. If the threshold level was not achieved, there would be no payout of target bonuses associated with this measure. However, if we exceeded the target level, executives would be eligible for a payout of 150% of the corresponding target bonus if the “stretch” level was achieved. In each instance, net sales achievement between the threshold, target and stretch levels would result in ratable payout eligibility for the net sales measure.

The net sales performance levels and related funding levels for 2011 were as follows:

Performance Levels	Net Sales	Percent of Target Bonus Eligibility
Net sales threshold	$415 million	50%
Net sales target	$435 million	100%
Net sales stretch	$460 million	150%

When it selected net sales as a measure for the 2011 bonus plan, the compensation committee believed that the measure was appropriate because the level of our net sales would be one of the most significant measures of the type of growth necessary to increase long-term stockholder value.

The Company achieved actual net sales of $455 million in 2011, which meant that the executive officers were eligible to receive 140% of the target bonus associated with the net sales measure for the Company performance component.

Operating Income.  With respect to the other 70% of the Company performance component of each executive’s target bonus opportunity, bonus eligibility depended on the achievement, as of the end of the year, of an operating income target level. As with the net sales measure, threshold, target, and “stretch” levels for operating income were established based on our 2011 operating plan and data regarding our financial results and business expectations as of that time, including toy industry and technology company financial benchmarks for product margin, operating expenses and operating income of as a percentage of net sales, and Company resources and capabilities. In addition, these levels were consistent with the relative risk acceptable to the board of directors in approving the Company’s operating plan.

As with the net sales measure, the compensation committee determined that the operating income measure would be funded at a 50% level if the threshold operating income level was achieved, at a 100% level if the target level was achieved and at a 150% level if the stretch level were achieved. If the threshold level was not achieved, this measure would not be funded. In each instance, operating income achievement between the threshold, target and stretch levels would result in ratable funding for the operating income measure.

The operating income performance levels and related funding levels for 2011 were as follows:

Performance Levels	Operating Income	Percent of Target Bonus Eligibility
Operating income threshold	$12 million	50%
Operating income target	$18 million	100%
Operating income stretch	$24 million	150%

When it selected operating income as a measure for the 2011 bonus plan, the compensation committee believed that the measure was appropriate because the level of our operating income would be one of our most significant measures of the sustainability of our business results. While net sales is an important measure of company growth, the operating income financial measure indicates the profitable and sustainable growth necessary to maintain long-term stockholder value. Operating income was weighted more highly than net sales because the board of directors had established improving the profitability of the business as a key priority.

The Company achieved actual operating income of $23.7 million in 2011, which meant that the executive officers were eligible to receive 147% of the target bonus associated with the profitability measure for the Company performance component.

Individual Performance Component.  The remaining 30% of the target bonus opportunity consisted of the individual performance component. Executives would be eligible for this portion of their target bonus, based on their individual performance, if the Company achieved $8 million of operating income on a post-bonus basis. This meant that if the Company had sufficient operating income to fund this portion of the bonus pool and still have $8 million in operating income, executives would be eligible for the individual performance component of the target bonus, based on the compensation committee’s analysis of their achievement of their individual performance goals.

The Company achieved operating income in excess of $8 million after the proposed funding of this portion of the bonus pool and, as a result, the executive officers were eligible to receive this portion of their target bonus. Individual goals for the executive officers were divided into three categories: (i) Achievement of financial goals relevant to each executive officer’s department; (ii) successful execution of specific projects relevant to each executive officer’s department and (iii) successful execution of employee-related goals.

Bonus Award Decisions

In February 2012, our CEO, Mr. Barbour, recommended bonus awards for each of our named executive officers (except for himself, or for Messrs. Chiasson and Chai who were no longer employed by the Company at that time) for 2011 consistent with the above formulas. These recommendations were then reviewed and approved by the compensation committee.

The decisions of the compensation committee were based on its analysis of the achievement of the different performance objectives of the company and, individually, for each of the named executive officers. With respect to the Company performance component, the compensation committee determined that our named executive officers were eligible for 145% of their target bonus opportunity (out of a possible 150%) based on achievement of both the net sales and operating income performance goals.

The compensation committee also conducted an evaluation of the individual performance of each named executive officer, primarily with respect to overall achievement of his respective goals for the year, while also taking into consideration any exceptional contributions and impact that his area of responsibility had on the performance of the Company. Under the bonus plan, the board of directors and compensation committee had discretion to vary the amount of the bonus awards paid to our named executive officers, but such discretion was not exercised this year.

Total Bonus Awards.  Based on the foregoing, our named executive officers received the following cash bonus awards for 2011:

				2011 Bonus Plan Elements and Payouts
Name	Eligible Compensation ($)	Target Bonus Opportunity (%)	Incentive at Target ($)	Company Component ($)	Individual Performance Component ($)	Total Bonus Paid ($)
Mr. Chiasson(1)	450,000	75%	337,500	n/a	n/a	n/a
Mr. Barbour(2)	470,689	100%	470,689	478,261	141,207	619,467
Mr. Etnyre	311,875	65%	202,718	205,980	56,559	262,538
Mr. Dodd	408,000	75%	306,000	310,922	87,210	398,132
Mr. Campbell	311,875	65%	202,718	205,980	55,950	261,930
Mr. Chai(3)	361,188	75%	270,891	n/a	n/a	n/a

(1)	Mr. Chiasson resigned as CEO of the Company in March 2011 and received a severance payment in connection with his resignation, as described below. In connection with his severance payment, Mr. Chiasson released his rights in any bonus payments for 2011 and therefore was not eligible for a bonus.
(2)	Mr. Barbour’s employment agreement provided for a guaranteed bonus for 2011 equal to 100% of his base salary. The payout of this portion of his bonus was not dependent upon attainment of the different components of the bonus award. However, the compensation committee determined that the Company’s significant overachievement of both the net sales and operating income target performance levels was attributable to the performance of Mr. Barbour and awarded him a bonus of 132% of his eligible base salary.
(3)	Mr. Chai’s employment with the Company terminated in March 2011. Mr. Chai received a severance payment in connection with his termination, as described below. In connection with his severance payment, Mr. Chai released his rights in any bonus payments for 2011 and therefore was not eligible for a bonus.

  Equity Incentive Awards

We believe that equity incentives are an effective way to attract and retain talented executives, to motivate and reward them for outstanding company and individual performance, and to align their interests with those of our stockholders. The compensation committee grants equity awards to our executive officers after taking into consideration our overall performance against short-term and long-term financial and strategic goals, the executive’s then-current equity holdings, his or her anticipated future contributions to our success, its assessment of the executive’s potential to contribute to the long-term value of our company and an analysis of the equity awards practices of the Peer Group.

Award Mix

Typically, we grant a mix of stock options and restricted stock unit awards, or RSUs, to our executives as part of their initial compensation packages at the time of hire and, thereafter, on an annual basis. These awards are generally subject to time-based vesting requirements.

Stock Options.  The compensation committee believes that stock options provide our executives with a strong incentive to ensure long-term corporate performance and the creation of stockholder value. Option grants made to our executive officers have an exercise price equal to 100% of the fair market value on the date of grant of the underlying Class A common stock, as defined under our 2011 EIP.

Restricted Stock Units (RSUs).  RSUs represent full-value shares of Class A common stock. Our practice is to grant fewer shares under RSUs as compared to options since RSUs have a greater fair value per share than options. Shares of our Class A common stock are not issued when an RSU award is granted. Instead, once an RSU award vests, one share of our Class A common stock is issued for each vested RSU. During 2011, under our 2011 EIP, when we granted RSUs, we deducted from the pool of shares available for issuance under the plan two shares for each RSU granted, compared to one share deducted for each option share granted.

Award Timing

The timing of equity awards is determined by the compensation committee based on its view, from time to time, regarding the sufficiency of executive equity holdings for purposes of retention and motivation. When granting equity awards, we do not seek to time or select the grant dates for our equity awards in coordination with the release of material non-public information, and we do not have any program, plan, or practice to do so. Our policy regarding equity award grant dates provides that the grant date is to be the 15th day of the month subsequent to the month in which the performance compensation award subcommittee approves an award (or, if not a business day, the next succeeding business day). In the case of new hire awards, the grant date is to be the 15th day of the month subsequent to the month in which the employee commences work if it is later than the month in which the relevant award is approved (or, if not a business day, the next succeeding business day). Accordingly, we generally have 12 pre-established grant dates during any calendar year. This policy also provides that the exercise price of each stock option is to be equal to the closing market price of our Class A common stock on the date of grant.

2011 Equity Awards

In March 2011, Mr. Barbour was granted a nonstatutory stock option and an RSU award in connection with his appointment as the chief executive officer of the Company. Mr. Barbour’s stock option vests over four years, with 25% of the option vesting on the one-year anniversary of his hire date and the remaining options vesting in 36 equal monthly installments. His RSU awards vest over four years, with 25% of the units vesting on the one-year anniversary of his hire date and the remaining units vesting in 36 equal monthly installments. After considering their outstanding equity awards and the awards granted in 2010, no other equity awards were granted to the other executive officers in 2011; the compensation committee believed that the existing equity grants were already above the 50th percentile for the peer groups and therefore no additional grants were necessary.

  Severance Benefits

Our named executive officers, with the exception of Messrs. Chiasson and Barbour, were eligible to receive payments and benefits under our Executive Management Severance and Change-in-Control Plan, or the Severance Plan.

The Severance Plan is intended to achieve three objectives:

•	minimize distraction and risk of departure of our executives and other members of senior management in the event of a potential change-in-control transaction involving the Company;
•	provide consistency in benefits among our executives and other members of senior management; and
•	align our severance payments and benefits for our executives and other members of senior management with competitive practice.

Under the terms of the Severance Plan, each of our named executive officers (other than Messrs. Chiasson and Barbour) was eligible to receive payments and benefits if we terminated his employment “without cause” or if he resigned for “good reason.” In these situations, the Severance Plan provides for the continued payment of base salary for a period of 12 months (paid in semi-monthly installments) and COBRA benefits for a period of 12 months. In the event that the termination of employment occurs during the period beginning three months before and ending 12 months after a change in control of our company, the Severance Plan provides for a lump sum cash payment consisting of an amount equal to 24 months of base salary and an amount equal to 200% of his or her target bonus, COBRA benefits for a period of 24 months and acceleration of vesting of all outstanding unvested stock awards. None of our named executive officers is eligible to receive any tax “gross-up” or other tax payment under the Severance Plan.

In determining the amounts payable under the Severance Plan, the compensation committee took into consideration the severance practices of the companies in our Peer Group. In addition, the compensation committee considered the multi-year nature of our turnaround plan and the historic volatility of our stock price and operating results.

For more information about the terms and conditions of the Severance Plan, as well as the definitions of “cause” and “good reason,” and a discussion of the severance benefits for Messrs. Chiasson and Barbour, see “Potential Payments upon Termination or Change in Control” below.

  Other Benefits and Perquisites

We offer our executives various benefits, including healthcare coverage and the opportunity to participate in our Section 401(k) plan and employee stock purchase plan, on the same general conditions as are made available to all our full-time employees. We do not offer our executives or other employees guaranteed retirement or pension benefits.

In view of the high cost of housing in the San Francisco Bay Area relative to other parts of the country, we have, in the past, offered newly-hired executives reimbursement of relocation expenses and mortgage interest differential payments, where appropriate. Typically, the amount and duration of these payments is negotiated and set forth in the new executive’s employment agreement or offer letter. In connection with our hiring Mr. Barbour, we agreed to compensate him for travel and temporary housing assistance in the amount of $150,000, payable in quarterly installments, and provided him with certain other relocation benefits (“Other Relocation Benefits”), including travel for his wife to the San Francisco Bay Area to look for housing, shipment of his personal goods and vehicles from New York to San Francisco. Of the available Other Relocation Benefits, the Company has currently paid $15,869 in temporary housing for Mr. Barbour. Mr. Barbour was also eligible to receive a “tax gross up” for the Other Relocation Benefits, which was not incurred during 2011, and reimbursement for all legal fees actually and reasonably incurred by him in connection with the negotiation, review and finalization of his employment agreement, up to a maximum total reimbursement amount of $10,000, of which $9,675 was paid.

In addition, as a result of relocating from Texas to the San Francisco Bay Area, Mr. Campbell receives a monthly housing stipend of $3,500. The stipend payment began on May 1, 2010 and will continue for two years.

Determination of Mr. Barbour’s Initial Compensation Package

Our named executive officers, other than Mr. Barbour, are employed at will. In March 2011, we executed an employment agreement with Mr. Barbour under which he became the Company’s new Chief Executive Officer. In connection with the negotiation of Mr. Barbour’s employment agreement, the Board drew upon CEO compensation benchmarking data compiled by Compensia. The Board also considered other sources of compensation data relevant to the CEO position, including employment agreements with the Company’s prior CEOs and executives and Mr. Barbour’s publicly reported compensation at other companies at which he was employed in an executive role. The Board sought to execute an agreement having terms consistent with the available compensation data and the executive compensation philosophy set forth above. The Board further worked with outside legal advisors familiar with executive compensation practices to prepare and negotiate Mr. Barbour’s employment agreement.

Tax and Accounting Considerations

  Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public reporting company for compensation exceeding $1 million paid to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer). This limitation applies only to compensation that is not considered to be “performance-based.”

Our 2011 EIP, includes various provisions designed to allow us to qualify stock options and other equity awards as “performance-based” compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. The 2011 EIP currently includes a limit of 3.5 million shares as the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Generally, we intend to grant stock options to our executives in a manner that satisfies the requirements for “performance-based” compensation to avoid any deduction disallowance for these awards under Section 162(m). In addition, the 2011 EIP provides for performance based cash compensation of up to $1 million per individual. We may elect to grant performance based cash awards under the 2011 EIP to our executive officers in the future.

The compensation committee believes that it is appropriate for us to retain the flexibility to pay compensation that is not necessarily deductible if it deems such compensation to be in the best interests of our company and stockholders. Accordingly, from time to time, we may pay compensation to our executives that is not deductible, including cash bonuses and equity awards.

REPORT OF THE COMPENSATION COMMITTEE(2)

The compensation committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

David C. Nagel (Chair)
Stanley E. Maron
E. Stanton McKee
Philip B. Simon

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act or the Exchange Act, other than LeapFrog’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Information

The following table presents the compensation awarded, paid to or earned by, our named executive officers. The named executive officers for 2011 are our CEO from March through December 2011, our CEO from January through March 2011, our CFO, our two other most highly compensated executive officers who were serving as executive officers at the end of 2011 and one former executive officer who would have been one of the three other most highly compensated executive officers had he been serving as an executive officer at the end of 2011. The table shows compensation for 2011 and, where the individual was a named executive officer in the relevant prior year, 2010 and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary Received ($)	Bonus ($)*	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)*		All Other Compensation ($)		Total Compensation ($)
John Barbour Chief Executive Officer(3)	2011	470,689	470,689	685,500	1,888,700	148,778	(4)	198,059	(5)	3,862,415
William B. Chiasson Former Chief Executive Officer(6)	2011	132,116	—	16,667	81,116	—		629,292	(7)	859,191
	2010	427,133	—	948,000	522,945	120,452	(8)	—		2,018,530
	2009	312,800	—	—	387,833	37,536	(9)	2,000	(10)	740,169
Mark Etnyre(11) Chief Financial Officer	2011	311,875	—	—	—	262,538	(4)	—		574,413
	2010	291,667	—	757,750	—	54,833	(8)	5,000	(12)	1,109,250
William K. Campbell President, Americas Sales	2011	311,875	—	—	—	261,930	(4)	42,000	(13)	615,805
	2010	290,675	—	1,070,000	—	47,380	(8)	38,413	(14)	1,446,468
	2009	244,050	—	—	254,108	29,286	(9)	2,000	(10)	529,444
Michael J. Dodd President and Chief Operating Officer	2011	408,000	—	—	—	398,132	(4)	—		806,132
	2010	349,033	306,000	1,824,000	—	—		—		2,479,033
	2009	292,200	—	—	433,467	35,064	(9)	—		760,731
Michael Chai(15) Former Executive Vice President, Product Development and Engineering	2011	131,945	—	—	—	—		210,693	(16)	342,638
	2010	316,040	270,891	1,368,000	—	—		—		1,954,931

*	The amounts reported in the “Bonus” column represent guaranteed bonus payments made pursuant to employment agreements or similar arrangements with the executive officer. As required under the applicable rules of the SEC, performance-based bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column, to the extent that they are based upon satisfaction of pre-established performance conditions the outcome of which was substantially uncertain.
(1)	The amount reported in the “Stock Awards” column is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	The amount reported in the “Option Awards” column is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. To the extent that option awards were granted as part of our value-for-value stock option exchange program in 2009, the amounts reported for such option awards are their incremental fair values as of the date of the exchange, calculated in accordance with FASB ASC Topic 718. The option exchange programs were designed to result in no incremental accounting cost for the new options issued in the exchange and, as a result, the incremental fair value of such options was generally approximately zero.

(3)	Mr. Barbour was appointed as our Chief Executive Officer in March 2011.
(4)	The amount reported is the sum of bonus payments to such individual under our 2011 bonus plan for company achievement of financial targets and personal achievement of individual performance goals.
(5)	The amount reported consists of compensation for Mr. Barbour for travel and temporary housing assistance in the amount of $150,000, payments for temporary housing in the amount of $15,869, relocation expense paid to a moving company of $18,000 as well as certain other benefits pursuant to his employment agreement, which include legal fees related to the negotiation of his employment agreement and annual life insurance premiums.
(6)	Mr. Chiasson resigned as our Chief Executive Officer in March 2011.
(7)	Mr. Chiasson received $590,625 in severance payment in connection with his resignation as our Chief Executive Officer in March 2011. Mr. Chiasson also received $38,667 in non-employee director fees during 2011 for his role as Chairman of our board of directors beginning on March 2011.
(8)	The amount reported is the sum of bonus payments to such individual under our 2010 bonus plan for company achievement of financial targets and personal achievement of individual goals.
(9)	The amount reported is the sum of bonus payments to such individual under our 2009 bonus plan for company achievement of quarterly cash balance targets in the first, second and third quarters of 2009.
(10)	The amount reported represents matching contributions to such individual’s Section 401(k) retirement savings account.
(11)	Mr. Etnyre was not a named executive officer in 2009.
(12)	As a relocation benefit, Mr. Etnyre received a $2,000 per month mortgage interest subsidy for the first two years of home ownership in the San Francisco Bay Area. The final subsidy payment was made on March 15, 2010.
(13)	As a result of relocating from Texas to the San Francisco Bay Area, Mr. Campbell is receiving a monthly housing stipend of $3,500. The stipend payment began on May 1, 2010 and will continue for two years.
(14)	As a result of relocating from Texas to the San Francisco Bay Area, Mr. Campbell is receiving a monthly housing stipend of $3,500. The stipend payment began on May 1, 2010 and will continue for two years. In 2010, Mr. Campbell received monthly housing stipends in the amount of $28,000. In 2010, the Company also paid $10,413 in moving expenses on Mr. Campbell’s behalf which was taxable to him.
(15)	Mr. Chai’s employment with the Company terminated in March 2011.
(16)	Mr. Chai received $210,693 in severance payment in connection with the termination of his employment in March 2011.

Grants of Plan-Based Awards

The following table presents, for the fiscal year ended December 31, 2011, certain information regarding grants of plan-based awards to our named executive officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date(1)	Approval Date of Grant(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price on Grant Date ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
John Barbour	3/7/2011	2/28/2011	150,000	(4)			0.00	4.39	658,500
	3/7/2011	2/28/2011	—		850,000	(4)	4.39	4.39	1,888,700
William B. Chiasson	7/1/2011		3,876	(5)	—		0.00	4.30	16,667
	7/1/2011		—		7,758	(6)	4.30	4.30	16,667
	7/1/2011		—		30,000	(7)	4.30	4.30	64,449
Mark A. Etnyre	—	—	—		—		—	—	—
William K. Campbell	—	—	—		—		—	—	—
Michael J. Dodd	—	—	—		—		—	—	—

(1)	Our board of directors has adopted a policy regarding the grant dates of stock options and stock-based awards under which the grant date of awards to our named executive officers will be the 15th day of the month subsequent to the month in which the award is approved by the board or compensation committee (or the next succeeding business day that the NYSE is open). In 2011, pursuant to his employment agreement, Mr. Barbour was granted stock options on the first day of his employment with the Company. On July 1, 2011, Mr. Chiasson received grants as a non-employee director of the Company pursuant to the Company’s director compensation policy, described above under the heading Discussion of Director Compensation.
(2)	As provided in the Prior Plan, we grant options to purchase shares of our Class A common stock at an exercise price equal to the closing market price of our Class A common stock on the date of grant.
(3)	Represents the full fair value of the option or stock award computed as of the grant date in accordance with FASB ASC Topic 718. See Note 12 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of assumptions made in determining the grant date fair value and compensation expense of equity awards.
(4)	In March 2011, Mr. Barbour was granted a nonstatutory stock option to purchase 850,000 shares and an RSU award of 150,000 shares in connection with his appointment as the chief executive officer of the Company. Mr. Barbour’s stock options and RSU award each vest over four years, with 25% of the options and units vesting on March 7, 2012 and the remaining options and RSUs vesting in 36 equal monthly installments
(5)	Mr. Chiasson received a pro-rated annual grant of restricted stock unit awards in July 2011 under our Amended and Restated 2002 Non-employee Directors’ Stock Award Plan. This award vests on the last day of the month prior to the month of the Company’s 2012 annual meeting of shareholders.
(6)	Mr. Chiasson received an initial grant of options in July 2011 under our Amended and Restated 2002 Non-employee Directors’ Stock Award Plan. The initial grant vests over three years in 36 equal monthly installments beginning on April 7, 2011.
(7)	Mr. Chiasson received a pro-rated annual grant of options in July 2011 under our Amended and Restated 2002 Non-employee Directors’ Stock Award Plan. The annual grant award vests on the last day of the month prior to the month of the Company’s 2012 annual meeting of shareholders.

Employment Arrangements

Our named executive officers are employed at will. In recent years, only the individual serving as our chief executive officer has had an employment agreement with the Company.

William B. Chiasson

Mr. Chiasson, our CEO until March 2011, had an employment agreement which was negotiated and approved by our board of directors when he was appointed as the Company’s CEO in March 2010. Mr. Chiasson’s employment agreement provided for an annual base salary of $450,000 and an annual performance-based bonus for each Company fiscal year with a target of 75%, and maximum of 150%, of his base salary for such fiscal year. The employment agreement also provided for him to receive an option to purchase 150,000 shares of the Company’s common stock and a restricted stock unit award covering 150,000 shares of common stock. The stock option was to vest in 48 equal monthly installments beginning on March 1, 2010, and one-half of the restricted stock unit award vested on March 1, 2011, with the other half to vest in 12 equal monthly installments beginning on April 1, 2011.

In March 2011, Mr. Chiasson stepped down as our CEO and became a non-employee director and the chairman of our board of directors. In connection with his transition from an employee to a non-employee director, we entered into an employment resignation and transition agreement with Mr. Chiasson, or the Transition Agreement, pursuant to which we agreed to pay Mr. Chiasson (i) all accrued salary and all accrued and unused vacation benefits and (ii) $787,500, in 12 equal monthly installments. These amounts were determined in accordance with the terms of Mr. Chiasson’s employment agreement. In addition, Mr. Chiasson’s outstanding equity awards continued to vest until March 15, 2011 and the stock options are exercisable for one year following the date his service as a member of the board of directors terminates. Pursuant to the terms of the Transition Agreement, the parties agreed to release each other from any and all claims that they may have against each other. For the actual compensation paid to Mr. Chiasson during the year, please see the “Summary Compensation Table” and the related footnotes.

John Barbour

Mr. Barbour joined the Company as our Chief Executive Officer in March 2011. He has an employment agreement with the Company which was negotiated and approved by our board of directors at that time. Mr. Barbour’s employment agreement provides for an annual base salary for Mr. Barbour in the amount of $575,000 and an annual performance-based target bonus of $575,000 per year. Mr. Barbour was guaranteed an incentive compensation payment for 2011 that was equal to 100% of his base salary, prorated based on the portion of the calendar year in which he was employed by the Company. Mr. Barbour is eligible to receive an additional bonus for exemplary performance pursuant to stretch-level objectives to be determined by our board of directors in its discretion. In addition, Mr. Barbour was entitled to receive travel and temporary housing assistance in the amount of $150,000, payable in quarterly installments, and certain relocation benefits. Mr. Barbour’s employment agreement also provided for him to receive a grant of a non-qualified stock options to purchase 850,000 shares of the Class A common stock, and a restricted stock unit award covering 150,000 shares of Common Stock. These equity awards provide that one-fourth (1/4) of the shares subject to the each award vest (and, in the case of the RSU, be delivered) upon completion of one year of continuous employment service, and one forty-eighth of the shares subject to each award vest (and, in the case of the RSUs, be delivered) upon completion of each month of continuous employment service thereafter.

Pursuant to their employment agreements, both Mr. Chiasson and Mr. Barbour were eligible for vesting acceleration rights and other severance payments and benefits upon certain terminations of employment or in connection with a change in control of the Company. A summary of these arrangements is set forth below in the section entitled “Potential Payments Upon Termination or Change In Control.”

Outstanding Equity Awards at Fiscal Year End

The following table presents, for the fiscal year ended December 31, 2011, certain information regarding outstanding equity awards held by our named executive officers at December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Barbour	—	—		—	—	150,000	(3)	838,500
	—	850,000	(4)		3/07/2021
William B. Chiasson	—	—		—	—	3,876	(5)	21,667
	42,459	—	(6)	3.79	11/11/2014
	11,456	— (7)		3.79	8/1/2015
	9,873	—	(8)	3.79	3/27/2016
	52,084	— (9)		3.79	10/30/2016
	19,361	—	(10)	3.79	10/30/2016
	15,013	—	(11)	3.79	10/30/2016
	13,574	—	(12)	3.79	9/17/2017
	21,106	—	(13)	3.79	9/15/2018
	115,912	—	(14)	2.75	5/15/2019
	37,500	—	(15)	6.32	3/15/2020
	7,500	22,500	(16)	4.30	7/1/2021
	—	7,758	(17)	4.30	7/1/2021
Mark A. Etnyre	—	—				93,750	(18)	524,063
	90,502	—	(19)	3.79	1/15/2018
	7,397	1,707	(20)	3.79	9/15/2018
	33,325	18,275	(14)	2.75	5/15/2019
	18,229	16,771	(21)	4.04	11/16/2019
Michael J. Dodd	—	—		—	—	212,500	(22)	1,678,875
	11,560	—	(23)	3.79	4/18/2015
	7,481	—	(24)	3.79	3/27/2016
	44,909	—	(25)	3.79	10/30/2016
	17,235	—	(26)	3.79	10/30/2016
	13,680	—	(27)	3.79	10/30/2016
	23,838	—	(28)	3.79	9/17/2017
	28,649	6,612	(29)	3.79	9/15/2018
	149,897	82,203	(14)	2.75	5/15/2019
	18,229	16,771	(30)	4.04	11/16/2019
Michael Y. Chai(31)	—	—		—	—

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William K. Campbell	—	—		—	—	109,375	(32)	611,406
	587	—	(33)	3.79	04/08/2012
	1,883	—	(34)	3.79	02/12/2013
	903	—	(35)	3.79	05/19/2014
	6,352	—	(36)	3.79	04/12/2015
	35,927	—	(37)	3.79	10/30/2016
	13,788	—	(38)	3.79	10/30/2016
	10,944	—	(39)	3.79	10/30/2016
	4,907	—	(40)	3.79	03/15/2017
	15,892	—	(41)	3.79	09/17/2017
	11,405	2,633	(42)	3.79	09/15/2018
	92,014	58,686	(14)	2.75	05/15/2019

(1)	All options reported in the table were granted under our Prior Plan except as footnoted below for certain grants to Mr. Chiasson. Grants to Mr. Chiasson in 2011 were granted under our Amended and Restated 2002 Non-employee Directors’ Stock Award Plan.
(2)	Calculated by multiplying the closing market price of our Class A common stock as reported by the NYSE for December 31, 2011, $5.59 per share, by the number of shares of restricted stock that had not vested as of December 31, 2011.
(3)	Represents 150,000 restricted stock units that vest over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date which was March 7, 2011, and in 36 equal monthly installments thereafter.
(4)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date which was March 7, 2011, and in 36 equal monthly installments thereafter.
(5)	Award was granted under our Amended and Restated 2002 Non-employee Director Stock Award Plan. Represents 3,876 restricted stock units or awards that vest on the last day of the month prior to our 2012 annual meeting of shareholders.
(6)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 81,414 shares originally issued June 9, 2008 under the Prior Plan. Option is fully vested and exercisable. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(7)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,810 shares originally issued June 9, 2008 under the Prior Plan. Option is fully vested and exercisable. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.

(8)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 16,495 shares originally issued June 9, 2008 under the Prior Plan. Option is fully vested and exercisable. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(9)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 85,836 shares originally issued June 9, 2008 under the Prior Plan. Option is fully vested and exercisable. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(10)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 42,193 shares originally issued June 9, 2008 under the Prior Plan. Option is fully vested and exercisable. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(11)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 41,516 shares originally issued June 9, 2008 under the Prior Plan. Option is fully vested and exercisable. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(12)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,000 shares originally issued September 17, 2007 under the Prior Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(13)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 51,000 shares originally issued September 15, 2008 under the Prior Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(14)	No portion of the option would vest until the average closing price of our Class A common stock on the NYSE across all trading days during a consecutive 90-day period that occurred after the grant date and during the term of the option equaled or exceeded $4.00 per share. This price condition was satisfied in March 2010. In addition, the option will vest over four years with 25% of the option shares vesting on the first anniversary of the vesting commencement date and the remainder of the option shares vesting in equal monthly installments thereafter. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(15)	Option vests over a four-year period in 48 equal monthly installments from the vesting commencement date, which was March 1, 2010. With respect to Mr. Chiasson’s Prior Plan grants, see “Employment Arrangements” above for information regarding vesting and exercisability of Mr. Chiasson’s awards upon his resignation as our CEO.
(16)	Option was granted under our Amended and Restated 2002 Non-employee Director Stock Award Plan. The option vests over a three-year period in 36 equal monthly installments.
(17)	Option was granted under our Amended and Restated 2002 Non-employee Director Stock Award Plan. The option vests on the last day of the month prior to the company's 2012 annual meeting of shareholders.
(18)	Represents 12,500 restricted stock units that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the grant date of January 15, 2008; 6,250 restricted stock units that vest at the rate of 50% of the shares subject to the award one year from the vesting commencement date, which was March 15, 2010, and in 12 equal monthly installments thereafter; and 75,000 restricted stock units that vest at the rate of 50% of the shares subject to the award on January 1, 2012 and in 12 equal monthly installments thereafter.

(19)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 100,000 shares originally issued January 15, 2008, under the Prior Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was December 21, 2007, and in 36 equal monthly installments thereafter.
(20)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 13,750 shares originally issued September 15, 2008 under the Prior Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.
(21)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date which was November 16, 2009, and in 36 equal monthly installments thereafter.
(22)	Represents 12,500 restricted stock units that vest at the rate of 50% of the shares subject to the award one year from the vesting commencement date, which was March 15, 2010, and in 12 equal monthly installments thereafter; and 200,000 restricted stock units that vest at the rate of 50% of the shares subject to the award on January 1, 2012 and in 12 equal monthly installments thereafter.
(23)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 25,000 shares originally issued April 18, 2005 under the Prior Plan. Option is fully vested and exercisable.
(24)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 15,000 shares originally issued March 27, 2006 under the Prior Plan. Option is fully vested and exercisable.
(25)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 75,000 shares originally issued October 30, 2006 under the Prior Plan. Option is fully vested and exercisable.
(26)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 37,500 shares originally issued October 30, 2006 under the Prior Plan. Option is fully vested and exercisable.
(27)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 37,500 shares originally issued October 30, 2006 under the Prior Plan. Option is fully vested and exercisable.
(28)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued September 17, 2007 under the Prior Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.
(29)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 53,250 shares originally issued September 15, 2008 under the Prior Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.
(30)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date which was November 16, 2009, and in 36 equal monthly installments thereafter.
(31)	Mr. Chai left the Company in March 2011 and has no outstanding options or awards.
(32)	Represents 9,375 restricted stock units that vest at the rate of 50% of the shares subject to the award one year from the vesting commencement date, which was March 15, 2010, and in 12 equal monthly installments thereafter; and 100,000 restricted stock units that vest at the rate of 50% of the shares subject to the award on January 1, 2012 and in 12 equal monthly installments thereafter.
(33)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 3,334 shares originally issued July 25, 2002 under the Prior Plan. Option is fully vested and exercisable.
(34)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,000 shares originally issued February 12, 2003 under the Prior Plan. Option is fully vested and exercisable.
(35)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 5,900 shares originally issued May 19, 2004 under the Prior Plan. Option is fully vested and exercisable.

(36)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 14,500 shares originally issued April 12, 2005 under the Prior Plan. Option is fully vested and exercisable.
(37)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 60,000 shares originally issued October 30, 2006 under the Prior Plan. Option is fully vested and exercisable.
(38)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued October 30, 2006 under the Prior Plan. Option is fully vested and exercisable.
(39)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued October 30, 2006 under the Prior Plan. Option is fully vested and exercisable.
(40)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 9,000 shares originally issued March 15, 2007 under the Prior Plan. Option is fully vested and exercisable.
(41)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,000 shares originally issued September 17, 2007 under the Prior Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.
(42)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 21,200 shares originally issued September 15, 2008 under the Prior Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.

Option Exercises and Stock Vested

The following table presents, for the fiscal year ended December 31, 2011, certain information regarding option exercises and the vesting of stock awards during the last fiscal year with respect to our named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Barbour	—	—		—	—
William B. Chiasson	—	—		75,000	327,750	(1)
Mark A. Etnyre	—	—		12,500	53,500	(2)
	—	—		25,000	109,000	(3)
	—	—		2,083	9,082	(4)
	—	—		2,083	9,519	(5)
	—	—		2,084	8,065	(6)
	—	—		2,083	8,582	(7)
	—	—		2,083	6,249	(8)
	—	—		2,084	7,377	(9)
	—	—		2,083	7,582	(10)
	—	—		2,083	10,019	(11)
	—	—		2,084	12,275	(12)
William K. Campbell	—	—		37,500	163,500	(3)
	—	—		3,125	13,625	(4)
	—	—		3,125	14,281	(5)
	—	—		3,125	12,094	(6)
	—	—		3,125	12,875	(7)
	—	—		3,125	9,375	(8)
	—	—		3,125	11,063	(9)
	—	—		1,250	4,600	(13)
	—	—		3,125	11,375	(10)
	—	—		3,125	15,031	(11)
	—	—		3,125	18,406	(12)
Michael J. Dodd	—	—		50,000	218,000	(3)
	—	—		4,166	18,164	(4)
	—	—		4,167	19,043	(5)
	—	—		4,167	16,126	(6)
	—	—		4,166	17,164	(7)
	—	—		4,167	12,501	(8)
	—	—		4,167	14,751	(9)
	—	—		2,500	9,200	(13)
	—	—		4,166	15,164	(10)
	—	—		4,167	20,043	(11)
	—	—		4,167	24,544	(12)
Michael Y. Chai,	30,000	85,200	(14)	37,500	163,500	(3)
	27,900	41,850	(15)	—	—
	8,333	1,750	(16)	—	—
	105,189	48,387	(17)	—	—
	13,900	20,850	(18)	—	—

(1)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $4.37 per share on March 1, 2011, by the number of shares acquired on vesting.

(2)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $4.28 per share on January 14, 2011, by the number of shares acquired on vesting.
(3)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $4.36 per share on March 15, 2011, by the number of shares acquired on vesting.
(4)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $4.36 per share on April 15, 2011, by the number of shares acquired on vesting.
(5)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $4.57 per share on May 13, 2011, by the number of shares acquired on vesting.
(6)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $3.87 per share on June 15, 2011, by the number of shares acquired on vesting.
(7)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $4.12 per share on July 15, 2011, by the number of shares acquired on vesting.
(8)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $3.00 per share on August 15, 2011, by the number of shares acquired on vesting.
(9)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $3.54 per share on September 15, 2011, by the number of shares acquired on vesting.
(10)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $3.64 per share on October 14, 2011, by the number of shares acquired on vesting.
(11)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $4.81 per share on November 15, 2011, by the number of shares acquired on vesting.
(12)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $5.89 per share on December 15, 2011, by the number of shares acquired on vesting.
(13)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $3.68 per share on September 16, 2011, by the number of shares acquired on vesting.
(14)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $4.25 per share on May 4, 2011, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $1.41 per share by the number of shares exercised. footnote is
(15)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $4.25 per share on May 4, 2011, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $2.75_per share by the number of shares exercised.
(16)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $4.25 per share on May 6, 2011, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $4.04 per share by the number of shares exercised.
(17)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $4.25 per share on May 6, 2011, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $3.79 per share by the number of shares exercised.

(18)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $4.25 per share on May 6, 2011, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $2.75 per share by the number of shares exercised.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers, including the named executive officers, during 2011.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers, including the named executive officers, during 2011.

Potential Payments Upon Termination or Change in Control

Our Executive Management Severance and Change-in-Control Plan, or the Severance Plan, was approved by the compensation committee in 2007. Under the Severance Plan, certain of our executive officers may receive payments and benefits in the event of their termination of employment under specified circumstances, including in connection with a change in control of the Company. Mr. Chiasson did not participate in the Severance Plan, but was instead eligible to receive payments and benefits under the terms of the severance and change-in-control provisions in his employment agreement until his resignation in March 2011. Mr. Barbour did not participate in the Severance Plan, but is instead eligible to receive payments and benefits under the terms of the severance and change-in-control provisions in his employment agreement.

The specific terms and conditions of these agreements and the estimated payments and benefits for all of our named executive officers are described below and are based on the assumption that a triggering event occurred on December 31, 2011 and assume a price per share of our Class A common stock of $5.59, which was the price of our Class A common stock reported by the NYSE at the close of market on December 31, 2011. With respect to the estimated or potential value of stock options that are accelerated and/or have extended exercise periods in connection with a named executive officer’s termination of employment or a change in control of the Company, the actual value of the amount realized, if any, from their stock options will depend upon the extent to which the market value of our Class A common stock exceeds the exercise price on the date the option is exercised. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the amounts paid or distributed upon the actual occurrence of a triggering event may be different from the amounts set forth below.

John Barbour

In February 2011, we entered into an employment agreement with Mr. Barbour pursuant to which he is eligible to receive certain payments and benefits if his employment is terminated under certain circumstances. Upon a termination of Mr. Barbour’s employment by us without cause, or by Mr. Barbour for good reason, he is eligible to receive (i) 18 months of base salary, (ii) a payment equal to one and one-half times his target bonus opportunity for the calendar year in which the termination occurred and (iii) a prorated portion of the target bonus for the year in which the termination occurs, payable on the customary bonus payment date. In addition, Mr. Barbour will be credited with one year of additional employment service toward vesting of his initial stock options and restricted stock unit awards and all vested stock options held by Mr. Barbour, or the Barbour Awards, will remain exercisable for one year following the termination date.

Assuming, for purposes of illustration, termination of employment as of December 31, 2011 and exercise of the Barbour Awards on the same date, the base salary component of the severance would have been $862,500, the bonus payment component would have been $862,500 and, based on exercise price of the Barbour Options of $5.59 per share, the closing market price of our Class A common stock as reported by the NYSE for December 30, 2011, the potential realizable value of all vested options and RSUs as of that date would have been $813,094, for a total severance amount of $2,538,094.

Under the terms of Mr. Barbour’s employment agreement, the term “cause” means:

•	commission of a willful act of fraud, embezzlement or misappropriation against or involving the Company;
•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty;
•	commission of an act or failure to commit an act, involving the Company that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Barbour’s employment agreement and which results or is reasonably likely to result in significant harm to the Company; or
•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten business days following receipt of written notice from the Company regarding such failure.

Under the terms of Mr. Barbour’s employment agreement, “good reason” means:

•	a material diminution in his authority, duties or responsibilities;
•	the requirement that Mr. Barbour report to an officer or other employee of the Company rather than the board of directors;
•	a material reduction in Mr. Barbour’s base salary;
•	a change in the geographic location of his workplace by more than 50 miles or an increase in his commute in excess of thirty miles
•	the expiration of Mr. Barbour’s term as a member of the board of directors without his re-election; or
•	a material breach by the Company of his employment agreement.

Under his employment agreement, upon the occurrence of a change in control of the Company, we would be required to accelerate the vesting of any outstanding equity awards then held by Mr. Barbour such that all of his equity awards would vest as of the date of the change in control. Assuming that a change in control of the Company occurred on December 31, 2011 and that all of Mr. Barbour’s outstanding stock options were exercised on the same date, based on exercise price of $5.59 per share, the closing market price of our Class A common stock as reported by the NYSE for December 30, 2011, the potential realizable value of the additional options and restricted stock unit awards which would have vested because of a change in control would have been $1,858,500. In addition, if during the two-year period following a change in control of the Company, Mr. Barbour’s employment were terminated without cause or by Mr. Barbour for “good reason,” we would be required to pay to Mr. Barbour: (i) 24 months of base salary and (ii) a payment equal to two times his target bonus opportunity for the calendar year in which the termination occurred. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity (other than Larry Ellison, Michael Milken, Lowell Milken or any combination of the foregoing) acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets. The base salary component of the severance be $1,150,000, the bonus payment component would have been $1,150,000 and, together with the above value of his stock awards, the total severance amount would be $4,158,500.

To receive any of the payments and benefits described above, Mr. Barbour would be required to execute a release of claims against the Company.

William B. Chiasson

Mr. Chiasson was our CEO until his resignation in March 2011. Mr. Chiasson’s employment agreement with us provided he would be entitled to certain payments and benefits if his employment was terminated by us without cause or by Mr. Chiasson for good reason. Upon such a termination of employment, Mr. Chiasson, would have been entitled to receive (i) 12 months of base salary and (ii) a payment equal to his target bonus opportunity for the calendar year in which the termination occurred. In addition, all vested stock options held by Mr. Chiasson, or the Chiasson Options, would have remained exercisable for one year following the termination date.

Under the terms of Mr. Chiasson’s employment agreement, the term “cause” meant:

•	commission of an act of fraud, embezzlement or misappropriation against or involving the Company;
•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty;
•	commission of an act or failure to commit an act, involving the Company that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Chiasson’s employment agreement and which would result in significant harm to the Company; or
•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten days following receipt of written notice from the Company regarding such failure.

Under the terms of Mr. Chiasson’s employment agreement, “good reason” meant:

•	a material diminution in his authority, duties or responsibilities (the requirement that Mr. Chiasson assume any position other than the senior-most position in his functional area in the surviving top-most parent company, reporting directly to the chief executive officer, upon a change-in-control transaction shall be deemed a substantial reduction for purposes of triggering termination payments);
•	a greater than 10% reduction in his base salary, unless the base salaries of other senior executive employees are also reduced by the same percentage; or
•	a change in the geographic location of his workplace by more than 50 miles.

Under his employment agreement, upon the occurrence of a change in control of the Company, we would have been required to accelerate the vesting of any outstanding equity awards then held by Mr. Chiasson such that all of his equity awards would be vested as of the date of the change in control. In addition, if during the two-year period following a change in control of the Company, Mr. Chiasson’s employment were terminated without cause or by Mr. Chiasson for “good reason,” all of his equity awards would remain exercisable for a period of two years after the termination date. We would also have been required to pay to Mr. Chiasson: (a) 24 months of base salary and (ii) a payment equal to two times his target bonus opportunity for the calendar year in which the termination occurred. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets.

After the execution of the Transition Agreement in connection with his resignation in March 2011, Mr. Chiasson was no longer eligible to receive payments upon a termination of employment or a change in control of the Company. He received payment of $590,625 in exchange for releasing certain claims against us. He was not eligible for any of the payments or benefits described above upon a termination of employment or change in control of the Company as of December 31, 2011. However, as a director, he is entitled to acceleration of vesting on his equity awards in the event of a change in control (but not in the event of a termination). Assuming that a change in control of the Company occurred on December 31, 2011 and that all of Mr. Chiasson’s outstanding stock options were exercised and his RSUs vested on the same date, based on exercise price of $5.59 per share, the closing market price of our Class A common stock as reported by the NYSE for December 30, 2011, the potential realizable value of the additional options which would have vested because of a change in control would have been $60,700. For a description of the other terms of the Chiasson Agreement, see the section “Employment Arrangements,” above.

Messrs. Campbell, Dodd, Etnyre and Chai

Messrs. Campbell, Dodd and Etnyre are each currently eligible to receive severance payments and benefits under the Severance Plan. Mr. Chai was eligible to receive severance payments and benefits under the Severance Plan while he was employed by us until March 31, 2011.

Under the terms of the Severance Plan, Messrs. Campbell, Dodd and Etnyre are eligible to receive the payments and benefits described in the Severance Plan if their employment is terminated without cause or they resign for good reason.

Under the Severance Plan, “cause” exists if the executive:

•	is convicted of a felony or a crime involving moral turpitude or dishonesty;
•	commits fraud against the Company;
•	commits a material breach of any material provision of a written agreement with the Company (including, without limitation, the Company’s Proprietary Information and Inventions Agreement) or of a written policy of the Company, provided that the executive was given reasonable notice and opportunity to cure;
•	shows conduct demonstrating unfitness to serve, provided that the executive was given reasonable notice and opportunity to cure; or
•	breaches duties to the Company including persistent unsatisfactory performance of job duties.

Under the Severance Plan, “good reason” exists if:

•	there is any material diminution in the executive’s authority, duties or responsibilities;
•	there is a reduction in base salary of greater than 10% of base salary prior to the reduction, unless others in equivalent roles are accordingly reduced;
•	the executive’s business location moved more than 50 miles beyond current location; or
•	the Company materially breaches the agreement under which the executive is employed.

For Mr. Dodd, the definition of “good reason” also includes a change in control of the Company in which such executive does not hold the senior-most position in his functional area in the surviving top-most parent company (excluding any company that is an investment fund or other non-operating company), whether public or private, and does not report directly to the chief executive officer of such top-most parent company. However, as a condition of resigning for “good reason” on such basis, he must first have remained in employment with the Company or its successor on a full time basis (or on a less than full time basis, as the Company or its successor determines), with a base salary that is no less than it was immediately prior to the change in control (unadjusted for employment on a less than full time basis), for a period of six months (or a shorter period as the Company or its successor determines) to provide transition support to LeapFrog or its successor.

Under the Severance Plan, to resign for “good reason,” an executive must resign within 60 days after the occurrence, without the executive’s consent, of one of the events listed in the “good reason” definition, after having given us 30 days’ written notice (during which time we would have the opportunity to cure the event that the executive asserts is good reason). If we cure the event, then the executive would not be eligible for a good reason resignation.

If a covered termination of employment (which includes a resignation for “good reason”) is triggered and does not occur in relation to a change in control of the Company, the Severance Plan provides for the following payments and benefits:

Base Severance (Months of Base Salary)	Health Insurance Payments	Form of Payment
12	12 months of COBRA coverage	Semi-monthly Installments

If a covered termination of employment is triggered and occurs in connection to a change in control of the Company, the Severance Plan provides for the following payments and benefits:

Base Severance (Months of Base Salary)	Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
24	200% of Target Bonus	24 months of COBRA coverage	100%	Lump Sum

Assuming a termination date of December 31, 2011, Messrs. Campbell, Dodd and Etnyre would have been eligible to receive the following severance payments and benefits:

Covered Termination — No Change in Control

Named Executive Officer	Payment of Base Salary ($)	Health Insurance Payments ($)(1)		Total
William K. Campbell	315,000	—	(2)	315,000
Michael J. Dodd	408,000	19,323		427,323
Mark A. Etnyre	315,000	19,747		334,747

Covered Termination — Change in Control

Named Executive Officer	Payment of Base Salary ($)	Payment of Bonus ($)	Health Insurance Payments ($)(1)		Value of Equity Acceleration ($)(3)	Total
William K. Campbell	630,000	409,500	—	(2)	782,814	1,822,314
Michael J. Dodd	816,000	612,000	38,646		1,459,228	2,925,874
Mark A. Etnyre	630,000	409,500	39,494		605,031	1,684,025

(1)	Approximate value of benefit; does not reflect potential increase of insurance premiums in 2012.
(2)	Mr. Campbell does not currently maintain any health insurance coverage through LeapFrog.
(3)	Represents value of additional RSUs vesting plus potential realizable value of the additional vested options assuming a change in control of the Company occurred on December 31, 2011 and that such executive’s options were exercised on the same date, based on an exercise price of $5.59 per share, the closing market price of our Class A common stock as reported by the NYSE for December 31, 2011.

Participants are required to execute a release prior to receiving any of the foregoing payments and such payments and benefits under the Severance Plan will terminate if, at any time, the executive violates any proprietary information or confidentiality obligation to LeapFrog.

In connection with Mr. Chai’s termination in March 2011, he received $481,584, which consisted of $210,693 corresponding to nine months of base salary plus $270,891 in severance payments. As a result of his termination, Mr. Chai is no longer eligible to receive payments upon a termination of employment or a change in control of the Company and he was not eligible for any payments or benefits upon a termination of employment or change in control of the Company as of December 31, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Class A common stock and other equity securities of LeapFrog. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner, except as for a late Form 4 filing on July 7, 2011 for Philip B. Simon disclosing an automatic grant of equity awards granted to Mr. Simon on July 1, 2011.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeapFrog stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 6401 Hollis Street, Suite 100, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Investor Relations department at (510) 420-5150. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our 2012 annual meeting, at no charge, a copy of our 2011 Annual Report on Form 10-K for fiscal year 2011 filed with the SEC on February 29, 2012, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at www.leapfroginvestor.com under “Financial Information — SEC Filings” as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of this proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to our investor relations department, attention Karen Sansot, at ir@leapfrog.com, calling (510) 420-5150, or writing to Investor Relations at LeapFrog Enterprises, 6401 Hollis Street, Suite 100, Emeryville, California 94608.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robert L. Lattuga Vice President and General Counsel

April 19, 2012

APPENDIX A

LEAPFROG ENTERPRISES, INC.

AMENDED AND RESTATED 2011 EQUITY AND INCENTIVE PLAN

Adopted by the Board of Directors: March 17, 2011
Approved by the Stockholders: June 2, 2011
Amended and Restated: March 30, 2012
Termination Date: March 16, 2021

1.  General.

(a)  Successor to and Continuation of Prior Plan.  The Plan is intended as the successor to and continuation of the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan (the “Prior Plan”). Following the Effective Date, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards under the Prior Plan as of the Effective Date (the “Prior Plan’s Available Reserve”) shall become available for issuance pursuant to Stock Awards granted hereunder. From and after the Effective Date, all outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan; provided, however, any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares or are reacquired or withheld by the Company to satisfy a tax withholding obligation or as consideration for the exercise of an Option (the “Returning Shares”) shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b)  Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(c)  Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)  Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Class A Common Stock through the granting of Awards.

2.  Administration.

(a)  Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)  Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)  To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Class A Common Stock pursuant to a Stock Award; (E) the number of shares of Class A Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii)  To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)  To settle all controversies regarding the Plan and Awards granted under it.

(iv)  To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)  To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)  To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Class A Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Class A Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)  To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii)  To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)  To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)  Delegation to Committee.

(i)  General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)  Section 162(m) and Rule 16b-3 Compliance.  The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)  Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are providing Continuous Service to the Company or any of its Subsidiaries who are not Officers to be recipients of Options and Stock Appreciation Rights (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value pursuant to Section 13(w)(iii) below.

(e)  Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f)  Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Class A Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event. Notwithstanding the foregoing, the Board or Committee shall have the authority, without the approval of the Company’s stockholders, to cancel outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Class A Common Stock in exchange only for a nominal cash payment of consideration as necessary to effect a cancellation of the Award, provided that such cancellation is not treated as a repricing under United States generally accepted accounting principles.

3.  Shares Subject to the Plan.

(a)  Share Reserve.  Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Class A Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed seventeen million seven hundred fifty-one thousand five hundred twenty-eight (17,751,528) shares (the “Share Reserve”), which number is the sum of (i) 4,183,697, which is equal to the number of shares subject to the Prior Plan’s Available Reserve, (ii) an additional 8,700,000 new shares, plus (iii) a maximum of 4,867,831 Returning Shares (which number consists of 633,842 which are available for issuance as of March 30, 2012 and 4,233,989 shares which remain subject to stock awards under the Prior Plan as of March 30, 2012, as such shares become available from time to time). The number of shares available for issuance under the Plan shall be reduced by one (1) share for each share of Class A Common Stock issued pursuant to any Stock Award granted under the Plan. For clarity, the number of shares reserved for issuance in this Section 3(a) is a limitation on the number of shares of the Class A Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Class A Common Stock that may be available for issuance under the Plan.

(b)  Reversion of Shares to the Share Reserve.  If any shares of Class A Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited shall revert to and again become available for issuance under the Plan. Any shares reacquired by the Company pursuant to Section 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.

(c)  Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Class A Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be seventeen million seven hundred fifty-one thousand five hundred twenty-eight (17,751,528) shares of Class A Common Stock.

(d)  Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of Three Million Five Hundred Thousand (3,500,000) shares of Class A Common Stock subject to Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s stockholders.

(e)  Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Class A Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.  Eligibility.

(a)  Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b)  Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.  Provisions relating to Options and Stock Appreciation Rights.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Class A Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)  Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)  Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Class A Common Stock equivalents.

(c)  Purchase Price for Options.  The purchase price of Class A Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i)  by cash, check, bank draft or money order payable to the Company;

(ii)  pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)  by delivery to the Company (either by actual delivery or attestation) of shares of Class A Common Stock;

(iv)  if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Class A Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Class A Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,”

(B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)  in any other form of legal consideration that may be acceptable to the Board.

(d)  Exercise and Payment of a SAR.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Class A Common Stock equal to the number of Class A Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Class A Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(e)  Transferability of Options and SARs.  The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i)  Restrictions on Transfer.  An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)  Domestic Relations Orders.  Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)  Beneficiary Designation.  Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Class A Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Class A Common Stock or other consideration resulting from such exercise.

(f)  Vesting Generally.  The total number of shares of Class A Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Class A Common Stock as to which an Option or SAR may be exercised.

(g)  Termination of Continuous Service.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h)  Extension of Termination Date.  If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Class A Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the immediate sale of any Class A Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Class A Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)  Disability of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j)  Death of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k)  Termination for Cause.  Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate immediately upon such Participant’s termination of Continuous Service, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)  Non-Exempt Employees.  No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Class A Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.  Provisions of Stock Awards other than Options and SARs.

(a)  Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Class A Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration.  A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)  Vesting.  Shares of Class A Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)  Termination of Participant’s Continuous Service.  If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Class A Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)  Transferability.  Rights to acquire shares of Class A Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Class A Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)  Dividends.  A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)  Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Class A

Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Class A Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)  Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)  Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Class A Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)  Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Class A Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)  Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Class A Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Class A Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)  Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)  Performance Awards.

(i)  Performance Stock Awards.  A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed three million five hundred thousand (3,500,000) shares of Class A Common Stock. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)  Performance Cash Awards.  A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of one million dollars ($1,000,000). The

Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)  Board Discretion.  The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv)  Section 162(m) Compliance.  Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in either event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Class A Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of shares of Class A Common Stock, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d)  Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Class A Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Class A Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Class A Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.  Covenants of the Company.

(a)  Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Class A Common Stock reasonably required to satisfy such Stock Awards.

(b)  Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Class A Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Class A Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Class A Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Class A Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Class A Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)  No Obligation to Notify or Minimize Taxes.  The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.  Miscellaneous.

(a)  Use of Proceeds from Sales of Class A Common Stock.  Proceeds from the sale of shares of Class A Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)  Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)  Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Class A Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Class A Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(d)  No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)  Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Class A Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)  Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Class A Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Class A Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Class A Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Class A Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Class A Common Stock.

(g)  Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Class A Common Stock from the shares of Class A Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Class A Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h)  Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(i)  Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Class A Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)  Compliance with Section 409A.  To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Class A Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

9.  Adjustments upon Changes in Stock; Other Corporate Events.

(a)  Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d) and 6(c)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)  Dissolution or Liquidation.  Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Class A Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Class A Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)  Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board shall take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:

(i)  arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

(ii)  arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Class A Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)  accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;

(iv)  arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v)  cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; or

(vi)  make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants.

(d)  Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.  Termination or Suspension of the Plan.

(a)  Plan Term.  The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)  No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.  Effective Date of Plan.

This Plan shall become effective on the Effective Date.

12.  Choice of Law.

The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.  Definitions.  As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)  “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)  “Award” means a Stock Award or a Performance Cash Award.

(c)  “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Class A Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f)  “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g)  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following:

(i)  any Exchange Act Person (other than Larry Ellison, Michael Milken, Lowell Milken, or any combination of the foregoing) becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.

(ii)  there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)  the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)  there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(h)  “Class A Common Stock” means the Class A common stock of the Company.

(i)  “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j)  “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(k)  “Company” means LeapFrog Enterprises, Inc., a Delaware corporation.

(l)  “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m)  “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n)  “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)  a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)  a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)  a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)  a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Class A Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o)  “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(p)  “Director” means a member of the Board.

(q)  “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)  “Effective Date” means June 2, 2011.

(s)  “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)  “Entity” means a corporation, partnership, limited liability company, or other entity.

(u)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)  “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w)  “Fair Market Value” means, as of any date, the value of the Class A Common Stock determined as follows:

(i)  If the Class A Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Class A Common Stock shall be the closing selling price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Class A Common Stock) on the date of determination or, if the day of determination is not a market trading day, the last market trading day prior to the day of determination, as reported in a source the Board deems reliable.

(ii)  Unless otherwise provided by the Board, if there is no closing sales price for the Class A Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)  In the absence of such markets for the Class A Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)  “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(y)  “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z)  “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(aa)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(bb)  “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Class A Common Stock granted pursuant to the Plan.

(cc)  “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd)  “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ee)  “Other Stock Award” means an award based in whole or in part by reference to the Class A Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff)  “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg)  “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh)  “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii)  “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj)  “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(kk)  “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(ll)  “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board may make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (9) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item.

(mm)  “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn)  “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(oo)  “Plan” means this LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan.

(pp)  “Restricted Stock Award” means an award of shares of Class A Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq)  “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr)  “Restricted Stock Unit Award” means a right to receive shares of Class A Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss)  “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt)  “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu)  “Securities Act” means the Securities Act of 1933, as amended.

(vv)  “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Class A Common Stock that is granted pursuant to the terms and conditions of Section 5.

(ww)  “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx)  “Stock Award” means any right to receive Class A Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(yy)  “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz)  “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(aaa)  “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

ANNUAL MEETING OF SHAREHOLDERS OF

LEAPFROG ENTERPRISES, INC.

June 5, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17427

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20830300000000000000 8   060512

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- O John Barbour
- O William B. Chiasson
- O Thomas J. Kalinske
- O Paul T. Marinelli
- O Stanley E. Maron
- O E. Stanton McKee, Jr.
- O Randy O. Rissman
- O Caden C. Wang

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.	☐	☐	☐
3. To approve an amendment to the 2011 LeapFrog Enterprises, Inc. Equity Incentive Plan.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2012

The undersigned hereby appoints Mark A. Etnyre and Robert L. Lattuga, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. which the undersigned may be entitled to vote at the annual meeting of stockholders of LeapFrog Enterprises, Inc. to be held at LeapFrog Enterprises, Inc.'s headquarters at 6401 Hollis Street, Suite 100, Emeryville, California on Tuesday, June 5, 2012 at 9:00 a.m. Pacific Daylight Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on the reverse side.)

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